SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. [   ])

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Filed by a Party other than the Registrant  [   ]

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[ ]	Preliminary Proxy Statement
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Drew Industries Incorporated
(Name of Registrant as Specified in Its Charter)

___________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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DREW INDUSTRIES INCORPORATED

200 Mamaroneck Avenue
White Plains, New York 10601

Notice of Annual Meeting of Stockholders
to be held May 24, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DREW INDUSTRIES INCORPORATED (the “Company”) will be held at The Renaissance Dallas Hotel, 2222 Stemmons Freeway, Dallas, Texas 75207 on May 24, 2012 at 9:00 A.M., for the following purposes:

(1)	To elect a Board of nine Directors;

(2)	Advisory vote to approve the compensation of the Company’s named executive officers; and

(3)	To ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2012.

Holders of record of the Company’s Common Stock at the close of business on the 28th day of March, 2012 shall be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.

A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and will be available for inspection at the time of the meeting, at the place thereof.

By Order of the Board of Directors

LEIGH J. ABRAMS
Chairman of the Board of Directors
Dated: April 12, 2012
White Plains, N.Y.

NOTICE TO HOLDERS OF COMMON STOCK

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND
RETURN THE ENCLOSED PROXY CARD SO THAT YOU WILL BE REPRESENTED.
A POST-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
IF YOU ARE VOTING OVER THE INTERNET, PLEASE DO NOT RETURN
THE ENCLOSED PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON MAY 24, 2012.

THIS PROXY STATEMENT AND OUR 2011 ANNUAL REPORT TO STOCKHOLDERS, INCLUDING OUR 2011 ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM.

DREW INDUSTRIES INCORPORATED

200 Mamaroneck Avenue
White Plains, New York 10601

PROXY STATEMENT

The accompanying Proxy is solicited by the Board of Directors of Drew Industries Incorporated, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at The Renaissance Dallas Hotel, 2222 Stemmons Freeway, Dallas, Texas 75207 on May 24, 2012 at 9:00 A.M., or any adjournment or postponement thereof, at which holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 28, 2012 (the “Record Date”) shall be entitled to vote on all matters considered at the meeting.

The cost of solicitation by the Company, including postage, printing and handling, and the expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, telegrams and personal solicitation. Management may also use the services of directors and employees of the Company to solicit Proxies, without additional compensation.

All validly completed and executed Proxies received by the Company (whether by mail or via the Internet) in time for the Annual Meeting will be voted for the Directors named in Proposal 1 in the manner indicated on the proxies and, if no contrary instructions are indicated, “FOR” the Directors named in Proposal 1, and “FOR” Proposals 2 and 3.  If specific instructions are indicated, the Proxies will be voted in accordance with such instructions. Each Proxy executed and returned by holders of the Common Stock may be revoked at any time thereafter, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. A Proxy may be revoked by giving written notice of revocation to the Secretary of the Company or to any of the other persons named as proxies, or by giving a Proxy with a later date, or by attending the Annual Meeting and voting in person. This Proxy Statement and the form of Proxy solicited from holders of the Common Stock are expected to be sent or given to stockholders on or about April 12, 2012.

If you hold shares of the Company’s Common Stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 P.M., Eastern Time, on May 23, 2012. You will be able to confirm that your instructions have been properly recorded. If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting also will be available to stockholders owning shares held in “street name”. If you vote via the Internet, you do not need to return your proxy card.

The Annual Report to Stockholders of the Company for the year ended December 31, 2011 together with this Proxy Statement is being mailed to each stockholder of record who requested paper copies of these materials.

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS) IS PART OF THE ANNUAL REPORT TO STOCKHOLDERS WHICH ACCOMPANIES THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 200 MAMARONECK AVENUE, WHITE PLAINS, NEW YORK 10601, TELEPHONE (914) 428-9098, E-MAIL DREW@DREWINDUSTRIES.COM. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH LINKS ON THE COMPANY’S WEBSITE WWW.DREWINDUSTRIES.COM AND AT WWW.PROXYVOTE.COM.

THE COMPANY

The Company was incorporated under the laws of Delaware on March 20, 1984. The Company’s principal executive and administrative offices are located at 200 Mamaroneck Avenue, White Plains, New York 10601; telephone number (914) 428-9098; website: www.drewindustries.com; e-mail: drew@drewindustries.com. Note that the information located on our website, whether or not referred to in this Proxy Statement, is not incorporated by reference into this Proxy Statement.

VOTING SECURITIES

The Company’s Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “DW”.

Voting

Stockholders of record will be entitled to one vote on each matter for each share of Common Stock held on the Record Date. At the close of business on the Record Date, there were 22,272,081 shares of our Common Stock outstanding and eligible to vote at the meeting.  A majority of the outstanding shares of Common Stock must be present or represented by proxy at the meeting in order to have a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum.  “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.

Proposal 1 - Directors:  Directors are elected by a plurality of the votes cast at the Meeting on this proposal.  This means that the nine nominees who receive the most votes will be elected. Under the New York Stock Exchange (“NYSE”) rules, your brokerage firm or other nominee that is a member of the NYSE is not permitted to vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the nine nominees for director, because the election of directors is not considered a “routine” matter under the NYSE rules. Abstentions, and broker-non-votes represented by submitted proxies, will not be taken into account in determining the outcome of this proposal.

Proposal 2 – Compensation (Advisory):  To be approved, this advisory proposal requires an affirmative vote of a majority of the votes cast. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the Meeting. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. Proposal 2 is not considered a "routine" matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Abstentions, and broker non-votes represented by submitted proxies, will not be taken into account in determining the outcome of this proposal.

Proposal 3 - Auditors:  To be approved, this proposal requires an affirmative vote of a majority of the votes cast.  This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the Meeting.  Proposal 3 is considered a "routine" matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers' shares on Proposal 3 if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions will not be taken into account in determining the outcome of this proposal.

In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in their notice.

If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and, if possible, broker non-votes.

Recommendations of the Board of Directors

The Board of Directors recommends that you vote FOR each of the nominees for the Board of Directors (Proposal 1), FOR advisory approval of the compensation of the Company’s named executive officers (Proposal 2), and FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012 (Proposal 3).

Principal Holders of Voting Securities

Set forth below is information with respect to each person known to the Company on March 28, 2012 to be the beneficial owner of more than five percent of any class of the Company’s voting securities, which consists of Common Stock only (including options and deferred stock units which are exercisable within 60 days):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percent of Class

Royce & Associates, LLC(1)	2,546,375	(2)	11.1%
745 Fifth Avenue New York, NY 10151

Columbia Wanger Asset Management, LLC	2,320,500	(2)	10.1%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

Edward W. Rose, III(1)	2,156,837	(3)	9.4%
2100 McKinney – Suite 1780 Dallas, TX 75201

T. Rowe Price Associates, Inc.	1,881,850	(2)	8.2%
100 E. Pratt Street Baltimore, MD 21202

BlackRock, Inc.(1)	1,661,681	(2)	7.2%
40 East 52nd Street New York, NY 10022

First Manhattan Co.	1,293,917	(2)	5.6%
437 Madison Avenue New York, NY 10022

(1)	The person named has sole voting and investment power with respect to such shares.
(2)	As of December 31, 2011.
(3)	See “Voting Securities – Security Ownership of Certain Beneficial Owners and Management”.

To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.

Security Ownership of Certain Beneficial Owners and Management

Set forth below is information with respect to beneficial ownership at March 28, 2012 of the Common Stock (including options and deferred stock units which are exercisable within 60 days) by each Director, each of whom is a nominee for election, and by all Directors and Executive Officers of the Company as a group, including the executive officers named in the Summary Compensation Table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percent of Class

Edward W. Rose, III, Director(1)	2,156,837	(2)	9.4%

Leigh J. Abrams, Director(1)	263,859	(3)	1.1%

Fredric M. Zinn, Director and Executive Officer(1)	135,312	(4)	0.6%

Jason D. Lippert, Director and Executive Officer	105,254	(5)	0.5%

Scott T. Mereness, Executive Officer	55,929	(6)	0.2%

Joseph S. Giordano III, Executive Officer	23,600	(7)	0.1%

James F. Gero, Director(1)	203,479	(8)	0.9%

Frederick B. Hegi, Jr., Director	151,185	(9)	0.7%

David A. Reed, Director	62,991	(10)	0.3%

John B. Lowe, Jr., Director	66,010	(11)	0.3%

Brendan J. Deely, Director	5,180	(12)	0.0%

All Directors and Executive Officers as a group (13 persons including the above-named. Persons in the group who are not directors, nominees or named executive officers, and who own individually less than 1%, are not listed)	3,262,136	(13)	14.2%

(1)
Pursuant to Rules 13-1(f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Exchange Act, on May 31, 1989, the persons indicated, together with certain other persons, jointly filed a single Schedule 13-D Statement (as amended) with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists.

(2)
Mr. Rose has sole voting and dispositive power with respect to the shares owned by him. Includes 196,000 shares owned by Cardinal Investment Company, Inc. Profit Sharing Plan, of which Mr. Rose is Trustee. Mr. Rose is the sole stockholder of Cardinal Investment Company, Inc. Excludes 200,000 shares of Common Stock held in trusts for the benefit of members of Mr. Rose’s immediate family. Mr. Rose’s wife has sole voting and investment power with respect to an additional 27,840 shares owned by her of record, which are also excluded. Mr. Rose disclaims any beneficial interest in such shares. In December 2006 and 2007, Mr. Rose was granted options to purchase, respectively, 7,500 shares at $24.89 and $26.59 per share; and in December 2008, November 2009 and November 2010, Mr. Rose was granted options to purchase 12,500 shares at $12.72 per share, 7,500 shares at $19.49 per share, and 11,500 shares at $19.67 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. Includes restricted stock representing 5,180 shares granted to Mr. Rose in November 2011 in lieu of stock options. See “Voting Securities – Principal Holders of Voting Securities”.

(3)
Mr. Abrams has sole voting and dispositive power with respect to such shares. In November 2007, 2008, 2009 and 2010, Mr. Abrams was granted options to purchase, respectively, 20,000 shares at $31.11 per share, 20,000 shares at $10.09 per share, 11,400 shares at $19.49 per share and 18,000 shares at $19.67 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. Includes restricted stock representing 5,180 shares granted to Mr. Abrams in November 2011 in lieu of stock options.

(4)
Mr. Zinn shares voting and dispositive power with respect to 57,862 of such shares with his wife, and has sole voting and dispositive power with respect to 37,732 of such shares. Excludes deferred stock units representing 162,077 shares granted to Mr. Zinn in lieu of cash compensation, which are not issuable within 60 days. Includes 3,718 shares owned of record by Mr. Zinn’s son. Mr. Zinn disclaims any beneficial interest in such shares. In November 2007, 2008, 2009 and 2010, Mr. Zinn was granted options to purchase, respectively, 15,000 shares at $31.11 per share, 20,000 shares at $10.09 per share, 16,000 shares at $19.49 per share and 28,000 shares at $19.67 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. Excludes DSUs representing 14,000 shares granted to Mr. Zinn in November 2011 in lieu of stock options, which are not issuable within 60 days.

(5)
Mr. Lippert has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 22,889 shares granted to Mr. Lippert in lieu of cash compensation, which are not issuable within 60 days. In November 2007, 2008, 2009, 2010 and 2011, Mr. Lippert was granted options to purchase, respectively, 20,000 shares at $31.11 per share, 30,000 shares at $10.09 per share (of which 17,000 have been exercised), 16,000 shares at $19.49 per share, 28,000 shares at $19.67 per share and 28,000 shares at $23.17 per share. All shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(6)
Mr. Mereness has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 29,833 shares granted to Mr. Mereness in lieu of cash compensation, which are not issuable within 60 days. In November 2007, 2008, 2009, 2010 and 2011, Mr. Mereness was granted options to purchase, respectively, 20,000 shares at $31.11 per share, 23,000 shares at $10.09 per share (of which 6,500 have been exercised), 12,000 shares at $19.49 per share, 22,000 shares at $19.67 per share and 22,000 shares at $23.17 per share. All shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(7)
Mr. Giordano has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 18,804 shares granted to Mr. Giordano in lieu of cash compensation which are not issuable within 60 days. In November 2007, 2008, 2009 and 2010, Mr. Giordano was granted options to purchase, respectively, 12,000 shares at $31.11 per share, 10,000 shares at $10.09 per share, 10,000 shares at $19.49 per share and 15,000 shares at $19.67 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. Excludes DSUs representing 7,500 shares granted to Mr. Giordano in November 2011 in lieu of stock options, which are not issuable within 60 days.

(8)
Mr. Gero shares voting and dispositive power with respect to such shares with his wife. In December 2006 and 2007, Mr. Gero was granted options to purchase, respectively, 7,500 shares at $24.89 per share and $26.59 per share; and in December 2008, November 2009 and November 2010, Mr. Gero was granted options to purchase 12,500 shares at $12.72 per share, 7,500 shares at $19.49 per share, and 11,500 shares at $19.67 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. Includes restricted stock representing 5,180 shares granted to Mr. Gero in November 2011 in lieu of stock options.

(9)
Mr. Hegi has sole voting and dispositive power with respect to such shares. In December 2006 and 2007, Mr. Hegi was granted options to purchase, respectively, 7,500 shares at $24.89 per share and $26.59 per share; and in December 2008, November 2009 and November 2010, Mr. Hegi was granted options to purchase 12,500 shares at $12.72 per share, 7,500 shares at $19.49 per share, and 11,500 shares at $19.67 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. Includes restricted stock representing 5,180 shares granted to Mr. Hegi in November 2011 in lieu of stock options.

(10)
Mr. Reed has sole voting and dispositive power with respect to such shares. In December 2006 and 2007, Mr. Reed was granted options to purchase, respectively, 7,500 shares at $24.89 per share and $26.59 per share, respectively; and in December 2008, November 2009 and November 2010, Mr. Reed was granted options to purchase 12,500 shares at $12.72 per share, 7,500 shares at $19.49 per share, and 11,500 shares at $19.67 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. Includes restricted stock representing 5,180 shares granted to Mr. Reed in November 2011 in lieu of stock options.

(11)
Mr. Lowe has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 6,502 shares granted to Mr. Lowe in lieu of cash compensation in payment of director’s fees which are not issuable within 60 days. In December 2006 and 2007, Mr. Lowe was granted options to purchase, respectively, 7,500 shares at $24.89 per share and $26.59 per share; and in December 2008, November 2009 and November 2010, Mr. Lowe was granted options to purchase 12,500 shares at $12.72 per share, 7,500 shares at $19.49 per share, and 11,500 shares at $19.67 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. Includes restricted stock representing 5,180 shares granted to Mr. Lowe in November 2011 in lieu of stock options.

(12)	Includes restricted stock representing 5,180 shares granted to Mr. Deely in November 2011 in lieu of stock options.

(13)	Includes 434,700 shares of Common Stock subject to options which are exercisable within 60 days.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the NYSE. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based on its review of the copies of such forms received by it, the Company believes that during 2011 all such filing requirements applicable to its officers and directors (the Company not being aware of any 10 percent holder during 2011 other than Royce Associates, LLC and Columbia Wanger Asset Manager, LLC) were complied with.

Proposal 1. ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors. It is proposed to elect a Board of nine directors to serve until the next annual election or until their successors are elected and qualify.

Unless contrary instructions are indicated, the persons named as proxies in the form of Proxy solicited from holders of the Common Stock will vote for the election of the nominees indicated below. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees will be unable or unwilling to serve.

The following table lists the current directors of the Company, each of whom is a nominee proposed by the Board of Directors for election by the holders of the Common Stock, all other positions and offices with the Company presently held by them, and their principal occupations, in each case as furnished by them to the Company. Each of the following nominees was elected to his present term of office at the Annual Meeting of Stockholders held on May 18, 2011, except that Mr. Deely was appointed as a director in September 2011.

Name and Age of Nominee	Position	Director Since

Leigh J. Abrams	Chairman of the Board of Directors	1984
Age 69

James F. Gero	Lead Director	1992
Age 67

Edward W. Rose, III	Director	1984
Age 71

Fredric M. Zinn	President and Chief Executive Officer, and	2008
Age 61	Director

Jason D. Lippert	Chairman and Chief Executive Officer of Lippert Components, Inc.	2007
Age 39	and Kinro, Inc., subsidiaries of the Company, and Director

Frederick B. Hegi, Jr	Director	2002
Age 68

David A. Reed	Director	2003
Age 64

John B. Lowe, Jr	Director	2005
Age 72

Brendan J. Deely	Director	2011
Age 46

LEIGH J. ABRAMS, was Chief Executive Officer from March 1984 to December 31, 2008 and President from March 1984 until May 2008. Since April 2001, Mr. Abrams has also been a director of Impac Mortgage Holdings, Inc., a publicly-owned company engaged in a mortgage services platform providing solutions to the mortgage and real estate markets, and Lead Director of Impac Mortgage Holdings, Inc. since June 2004. Mr. Abrams is a Certified Public Accountant.

Mr. Abrams has particular knowledge of our Company and the industries to which we sell our products, extensive experience with corporate management, acquisitions, governance and strategic planning, accounting and financial acumen, investor relations, and public company board experience.

JAMES F. GERO, is a private investor. Since 2004, Mr. Gero has also served as Chairman of the Board of Orthofix International, N.V., a publicly-owned international supplier of orthopedic devices for bone fixation and stimulation, and as a director of Intrusion.com, Inc., a publicly-owned supplier of security software.

Mr. Gero has extensive experience with respect to corporate management and leadership, strategic planning, and compensation matters, and has public company board experience.

EDWARD W. ROSE, III, was Chairman of the Board of Directors from March 1984 to December 31, 2008 and Lead Director from January 2009 to November 2011. For more than the past five years, Mr. Rose has been President and sole stockholder of Cardinal Investment Company, Inc., an investment firm. From April 1999 to January 2003, Mr. Rose was a director of TX C.C., Inc., a privately-owned restaurant chain, against which an involuntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code was filed on February 21, 2003 in the U.S. Bankruptcy Court for the Northern District of Texas. A plan of reorganization was confirmed on January 28, 2004. Cardinal Investment Company, Inc., of which Mr. Rose is the sole stockholder, was an indirect General Partner of MJ Designs, L.P., a privately-owned retailer of arts and crafts products, which filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in January 2003 in the U.S. Bankruptcy Court for the Northern District of Texas, later converted to a Chapter 7 liquidation.

Mr. Rose has extensive knowledge and acumen with respect to financial and investment matters, strategic planning, and stock markets, and has public and private company board experience.

FREDRIC M. ZINN, was Executive Vice President from February 2001 to May 2008 and Chief Financial Officer from March 1984 to May 2008. Mr. Zinn has been President since May 2008 and CEO since January 2009. Mr. Zinn is a Certified Public Accountant.

Mr. Zinn has particular knowledge of our Company and the industries to which we sell our products, extensive experience with corporate management, acquisitions, strategic planning, and investor relations, and has accounting and financial acumen.

JASON D. LIPPERT, was President of Lippert Components, Inc. from February 2003 to July 2010 and President of Kinro from January 2009 to July 2010, Executive Vice President and Chief Operating Officer of Lippert Components, Inc., from May 2000 until February 2003, and served as Regional Director of Operations of Lippert Components, Inc., from 1998 until 2000. Mr. Lippert has been Chairman of Lippert Components, Inc. since January 2007, and Chairman of Kinro, Inc. since January 2009.

Mr. Lippert has particular knowledge of the industries to which we sell our products, as well as extensive experience with strategic planning, acquisitions, marketing, manufacturing, and sales of our products.

FREDERICK B. HEGI, JR., is a founding partner of Wingate Partners, a private equity firm, and the indirect general partner of Wingate Partners II, L.P. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation, a private investment firm. Mr. Hegi is a director of Texas Capital Bancshares, Inc., a publicly-owned regional bank. From 1996 until December 2011 Mr. Hegi served as Chairman of the Board of United Stationers, Inc., a publicly-owned wholesale distributor of business products, and continues to serve as a director. From 1986 until its sale in 2007, Mr. Hegi was a director of Lone Star Technologies, Inc., a diversified publicly-owned company engaged in the manufacture of tubular products.

Mr. Hegi has particular knowledge of the industries to which we sell our products, and extensive experience with respect to corporate management and leadership, strategic planning, governance matters, and has public company board experience.

DAVID A. REED, is President of Causeway Capital Management LLC, manager of a family investment partnership. Mr. Reed retired as Senior Vice Chair for Ernst & Young LLP in 2000 where he held several senior U.S. and global operating, administrative and marketing roles in his 26-year tenure with the firm. He served on Ernst & Young LLP’s Management Committee and Global Executive Council from 1991-2000. From 2006 until November 2011, Mr. Reed was a director of Penson Worldwide, Inc., a publicly-owned company engaged in providing flexible technology-based processing solutions to the investment industry. From 2005 until its sale in 2007, Mr. Reed was a director of Lone Star Technologies, Inc., a diversified publicly-owned company engaged in the manufacture of tubular products.

Mr. Reed has accounting and financial acumen, with particular knowledge of financial reporting and taxation, has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations, and has public company board experience.

JOHN B. LOWE, JR., has been Chairman of TDIndustries, Inc., a national mechanical/electrical/plumbing construction and facility service company, since 1981. From January 1981 to January 2005, Mr. Lowe also served as Chief Executive Officer of TDIndustries. Mr. Lowe is Chairman of the Board of Zale Corporation, a publicly-owned specialty retailer of fine jewelry, and is a director of KDC Platform, LLC, engaged in real estate development. From July 2002 to April 2011, Mr. Lowe served on the Board of Trustees of the Dallas Independent School District, of which he was President from 2005 to 2007.

Mr. Lowe has extensive experience with respect to corporate management and leadership, management development, strategic planning, compensation and governance matters, has public and private company board experience, and extensive experience with social responsibility organizations.

BRENDAN J. DEELY, has been president and Chief Executive Officer of L&W Supply Corporation, a subsidiary of USG Corporation, since 2004, and senior vice president of USG Corporation since 2008. USG Corporation, a publicly-owned company, is a manufacturer and distributor of high-performance building systems. L&W Supply branches stock and deliver building materials nationwide. For more than five years prior thereto, Mr. Deely held various executive positions with USG Corporation and its subsidiaries. Mr. Deely also serves on the board of directors of the National Safety Council, and is President of the board of directors of Lincoln Park Community Shelter in Chicago, Illinois.

Mr. Deely has extensive experience with corporate management and operations, and extensive experience with social responsibility organizations. Mr. Deely brings to the Board additional geographic and age diversity.

Directors of the Company serve until the Company’s next annual meeting of stockholders, and until their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors. To the knowledge of the Company, no executive officer or director is related by blood, marriage or adoption to any other.

Other Executive Officers

JOSEPH S. GIORDANO III, age 43, not a nominee for election as a director, has been Chief Financial Officer and Treasurer since May 2008. Mr. Giordano was Corporate Controller and Treasurer from May 2003 to May 2008. From July 1998 to August 2002, Mr. Giordano was a Senior Manager at KPMG LLP, and from August 2002 to April 2003, Mr. Giordano was a Senior Manager at Deloitte & Touche LLP. Mr. Giordano is a Certified Public Accountant.

SCOTT T. MERENESS, age 40, not a nominee for election as a director, has been President of Lippert Components, Inc. and Kinro, Inc. since July 2010.  Mr. Mereness was Executive Vice President and Chief Operating Officer of Lippert Components, Inc. from February 2003 to July 2010, Executive Vice President and Chief Operating Officer of Kinro, Inc. from February 2010 to July 2010, Vice President of Operations of Lippert Components, Inc. from February 2001 to February 2003, and was Vice President of Kinro, Inc. from January 2009 until February 2010.  Mr. Mereness was Regional Vice President for Manufactured Housing for Lippert Components, Inc. from 1999 to 2001.

HARVEY F. MILMAN, age 70, not a nominee for election as a director, has been Vice President-Chief Legal Officer since March 2005. Prior thereto, Mr. Milman was a partner of the firm of Phillips Nizer LLP, counsel to the Company. Mr. Milman has served as Secretary since May 2007, and as Assistant Secretary for more than five years prior thereto.

CHRISTOPHER L. SMITH, age 36, not a nominee for election as a director, has been Corporate Controller since May 2008, and was Assistant Controller from August 2005 to May 2008. From January 2000 to June 2005, Mr. Smith served as Assistant Controller of Key Components, LLC, a diversified manufacturer, and from August 1997 to January 2000, Mr. Smith was a Senior Associate at Ernst & Young LLP. Mr. Smith is a Certified Public Accountant.

Management and Board Succession

The Company has a management succession plan, as required by the NYSE. The plan is designed to ensure an effective transition of management of our operations to qualified executives upon the retirement of senior executives.

In November 2008, in accordance with the management succession plan, Edward W. Rose, III, Chairman of the Board of Directors since 1984, was appointed Lead Director; Leigh J. Abrams, President from March 1984 until May 2008, and Chief Executive Officer from March 1984 until December 31, 2008, and a Director since 1984, was appointed Chairman of the Board of Directors; and Fredric M. Zinn, Executive Vice President and Chief Financial Officer from 1986 to May 2008, and President and a Director since May 2008, was, in addition to President, appointed Chief Executive Officer. Each of these appointments became effective January 1, 2009.

In addition, effective January 1, 2009, Jason D. Lippert was appointed Chairman, President and Chief Executive Officer of Kinro, and in July 2010, Scott T. Mereness was appointed President of Lippert Components, Inc. and Kinro, Inc.

Effective May 28, 2008, Joseph S. Giordano III, Corporate Controller and Treasurer of the Company since 2003, was appointed Chief Financial Officer, and continues to serve as Treasurer, and Christopher L. Smith, Assistant Controller of the Company since 2005, was appointed Corporate Controller.

In November 2011, James F. Gero, formerly Chairman of the Compensation Committee, was appointed Lead Director, and John B. Lowe, Jr. was appointed Chairman of the Compensation Committee.

Corporate Governance and Related Matters

Statement Regarding Corporate Governance

The Company regularly monitors developments in the area of corporate governance, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform Act of 2010 (the “Dodd-Frank Act”), and rules promulgated by the SEC and the NYSE. The Company complies with all laws and rules applicable to corporate governance, and has continually implemented “best practices” as the Company deems appropriate to protect and enhance stockholders’ interests.

The Company’s Governance Principles, as well as the Charters and Key Practices of the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee, in addition to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and Whistleblower Policy can be accessed on the Company’s website at www.drewindustries.com. A copy of any corporate governance document will be furnished, without charge, upon written request to Secretary, Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601. Information on our website is not incorporated by reference into this Proxy Statement.

Board of Directors

The Board is elected annually by the Company’s stockholders, and each director is nominated for election every year. The Company does not have cumulative voting. The Board currently consists of two directors who are employed by the Company, Fredric M. Zinn and Jason D. Lippert; one director, Leigh J. Abrams, who served as Chief Executive Officer from 1984 to December 2008 and who currently serves as Chairman of the Board; and six independent directors, none of whom is employed by the Company. The independent directors are Edward W. Rose, III, James F. Gero, Frederick B. Hegi, Jr., David A. Reed,  John B. Lowe, Jr., and Brendan J. Deely. Neither Messrs. Rose, Gero, Hegi, Reed, Lowe, nor Deely, nor any members of their immediate families, have any transactions or relationships with the Company or its subsidiaries. Accordingly, the Board has determined that each of these six directors meets the “independence” standards of the NYSE.

In making the determination of independence, the Board applied the following standards, in addition to other relevant facts and circumstances:

•           A director who is an employee, or whose immediate family member is an executive of the Company, is not independent until three years after the end of such employment relationship.

•           A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is not independent until three years after he ceases to receive more than $120,000 per year in such compensation.

•           A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•           A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•           A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

•           A director who is, or whose immediate family member is, an officer, director or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 and 1% of the organization’s total annual donations is not independent.

The independent directors have complete access to, and are encouraged to communicate with, the Company’s Chief Executive Officer and any other executives of the Company. During the year ended December 31, 2011, the Board of Directors held 9 meetings. All directors attended at least 75 percent of the regularly scheduled and special meetings of the Board and the Board committees on which they served.

Board members are expected to attend the Company’s annual meetings. At the Company’s 2011 annual meeting, all members of the Board, each of whom were nominees for re-election, were present, except for Mr. Hegi who was unable to attend.

Leadership Structure

The Company has continuously maintained separate positions for Chairman of the Board and for Chief Executive Officer in order to provide an independent and unbiased level of review and oversight of senior management. Leigh J. Abrams serves as Chairman of the Board and Fredric M. Zinn is Chief Executive Officer.

Lead Director

The Board of Directors has elected an independent director to serve in a lead capacity (Lead Director) to coordinate the activities of the other independent directors, and to perform any other duties and responsibilities that the Board of Directors may determine. While the Board will elect a Lead Director annually, it is generally expected that he or she will serve for more than one year. James F. Gero is expected to be elected to continue to serve as Lead Director effective May 24, 2012.

The role of the Lead Director includes:

•	presiding at executive sessions, with the authority to call meetings of the independent directors;

•	functioning as principal liaison on Board-wide issues between the independent directors and both the Chairman and the CEO;

•	assuring that there is sufficient time for discussion of all items on Board meeting agendas;

•	recommending to the Chairman the retention of outside advisors and consultants who report directly to the Board of Directors; and

•	being available for direct communication from stockholders.

Executive Sessions

The independent directors meet regularly in executive sessions without management. An executive session is held in conjunction with each regularly scheduled Board meeting and is led by the Lead Director. Additional executive sessions may be called by the Lead Director in his discretion or at the request of the Board.

Risk Management Oversight

The Company faces a number of material risks, including financial and operational risks. Accordingly, the Company conducts regular enterprise risk management reviews to identify and assess these risks, and to implement effective plans to manage them. Although the entire Board of Directors is directly involved with risk management oversight, the Audit Committee plays a key role. The Company’s Chief Executive Officer and Chief Financial Officer meet regularly with the Audit Committee to discuss risks facing the Company, the status and effectiveness of plans implemented to manage such risks, and new risks as they arise. The Audit Committee regularly reports to the entire Board to apprise the Directors of management’s efforts in regard to risk management.

Contacting the Board of Directors.

Any stockholder, or other interested party, who wishes to communicate with the Board of Directors, or the Lead Director, or our independent directors as a group, or any member of the Board, may do so electronically by sending an e-mail to drew@drewindustries.com or by writing to any director c/o Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601. Communications received electronically or in writing will be distributed to the Chairman, Lead Director or the other members of the Board, as appropriate, depending on the facts and circumstances described in communications received. For example, communications regarding accounting, internal accounting, internal accounting controls and auditing matters generally will be forwarded to the Chairman of the Audit Committee.

Board Committees

The Company has three standing committees of the Board of Directors: the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee. All members of each Committee are independent directors who meet the independence and experience standards of the NYSE. The Board annually selects the directors who serve on the Committees. Each Committee functions pursuant to a written Charter and written Key Practices adopted by the Board of Directors.

- Audit Committee

The purpose of the Audit Committee of the Board of Directors is to assist the Board in its oversight of (i) the conduct and integrity of the Company’s financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence, qualifications and performance of the Company’s independent auditor; (iv) oversight of risk management; and (v) the performance of the Company’s systems of internal control over financial reporting and disclosure controls and procedures, and the Company’s internal audit function. The Committee also prepares an annual report for inclusion in the Company’s Proxy Statement. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent auditor.

The Audit Committee of the Board of Directors currently consists of David A. Reed, James F. Gero, Frederick B. Hegi, Jr., John B. Lowe, Jr., and Brendan J. Deely. Mr. Reed serves as Chairman of the Committee and has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. This Committee held 7 meetings during the year ended December 31, 2011.

- Corporate Governance and Nominating Committee

The purpose of the Corporate Governance and Nominating Committee of the Board of Directors is to assist the Board in (i) identifying qualified individuals to become Board members; (ii) determining the composition of the Board of Directors and its Committees; (iii) monitoring a process to assess Board effectiveness; (iv) developing and implementing the Company’s corporate governance principles; (v) evaluating potential candidates for executive positions; (vi) overseeing the development of executive succession plans; and (vii) coordinating with the Compensation Committee with respect to compensation of directors.

The Corporate Governance and Nominating Committee currently consists of Frederick B. Hegi, Jr., James F. Gero, Edward W. Rose, III, David A. Reed, John B. Lowe, Jr., and Brendan J. Deely. Mr. Hegi serves as Chairman of the Committee. This Committee held 9 meetings during the year ended December 31, 2011.

The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by members of the Committee and other Board members, as well as by management and stockholders. In this connection, the Committee considers the composition of the Board with respect to experience, balance of professional interests, required expertise and other factors. The Committee uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by Board members or management. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Company’s Governance Principles: (a) should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders; (b) should have an inquisitive and objective perspective, practical wisdom and mature judgment; (c) must be willing to devote sufficient time to carry out his or her duties and responsibilities effectively; (d) should be committed to serving on the Board for an extended period of time; (e) should be prepared to resign in the event of any significant change in his or her personal circumstances which may impair his or her ability to effectively serve on the Board; (f) directors who also serve as CEOs or in equivalent positions should not serve on more than two Boards of public companies in addition to the Company’s Board; and (g) directors who are not CEOs or equivalent should not serve on more than four Boards of public companies in addition to the Company’s Board.

The Committee seeks candidates who have demonstrated exceptional ability and judgment and who can be most effective, in conjunction with other directors, to collectively serve the long-term interests of our stockholders. The particular experience, qualifications and skills of each nominee described on pages 8 - 10 of this Proxy Statement reflect that our Board, taken as a whole, provides a broad diversity of knowledge of our Company and industry, expertise in finance and investment, competence in accounting and financial reporting, and leadership in business and with socially-responsible organizations.

The Corporate Governance and Nominating Committee met in November 2011 to recommend to the Board each of the nominees for election as directors as set forth herein. Stockholders may recommend a prospective nominee for consideration by the Corporate Governance and Nominating Committee by sending the candidate’s name and qualifications, in writing, to Secretary, Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601. Recommendations must be received by February 15, 2013 in order for a candidate to be considered for election at the 2013 annual meeting.

- Compensation Committee

The purpose of the Compensation Committee of the Board of Directors is: (i) to assist the Board in discharging its responsibilities in respect of compensation of the Company’s executive officers; and (ii) to prepare an annual report on executive compensation and a Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement.

The Compensation Committee currently consists of John B. Lowe, Jr., James F. Gero, Edward W. Rose, III, Frederick B. Hegi, Jr., David A. Reed, and Brendan J. Deely. Mr. Lowe serves as Chairman of the Committee. This Committee held 6 meetings during the year ended December 31, 2011.

The Compensation Committee is responsible for reviewing the performance and development of the Company’s management in achieving corporate goals, and to ensure that the Company’s senior executives are compensated consistent with the long-term objectives of the Company as well as competitive practices. This Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company, negotiates the compensation terms for the Company’s Chief Executive Officer, administers the Company’s Equity Award and Incentive Plan, approves equity awards, and coordinates with the Corporate Governance and Nominating Committee with respect to compensation of directors. The Compensation Committee ratified the compensation, consisting of salary, incentive bonus, discretionary bonus, equity awards and benefits paid for 2011 to the “named executive officers”, and to the two executive officers of the Company who are not named executive officers. See “Compensation Discussion and Analysis”.

Compensation-Related Risk

To identify risks that could be created by our compensation policies and practices, the Compensation Committee reviews enterprise risk management assessments, and evaluates our controls to determine if they adequately mitigate against compensation related risks. If appropriate, controls are modified or supplemented. The Compensation Committee assessed our executive compensation programs, and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that our executive compensation programs, including the design of long-term incentive plans, oversight by the Compensation Committee, and sufficiency of control features, prevent unintentional material risk. In addition, stock ownership guidelines, the long-term nature of equity awards, share retention, and incentive compensation forfeiture, taken together, incentivize Management to carefully consider risk in making business decisions and evaluating growth opportunities, and mitigate against excessive risk-taking to achieve short-term results.

Stock Options, Deferred Stock Units and Restricted Stock

It has been, and will continue to be, the Company’s policy to obtain stockholder approval for any equity-based compensation plans for directors, officers and employees. The Company’s existing equity-based compensation plan was approved by stockholders on May 18, 2011.

Employees and Directors Guidelines for Business Conduct

The Company has Guidelines for Business Conduct which all management employees and directors are required to annually sign and to follow in conducting the Company’s business, and a Code of Ethics for Senior Financial Officers governing the conduct of its Chief Executive Officer, the chief executive officer of its subsidiaries, and the financial officers of the Company and its subsidiaries.

Disclosure Committee

The Company has a Disclosure Committee which holds regular quarterly meetings, comprised of executive, financial, operating and legal management personnel. The function of the Disclosure Committee is to participate in developing and implementing disclosure controls and procedures intended to ensure that information required to be disclosed by the Company in public reports is made available to Management and reported within the specified time periods. The Disclosure Committee helps to identify issues and developments which may arise during the quarter that may require disclosure, and reviews certain public disclosure documents prepared by Management. In addition, each quarter, the Company’s key management personnel are required to certify in writing whether or not any matters arose that should be considered for disclosure.

Whistleblower Policy

The Company has a Whistleblower Policy which establishes policies and procedures for reporting of complaints by directors, officers, employees, and other stakeholders of the Company, on a confidential and anonymous basis, regarding questionable accounting or auditing matters, internal controls, illegal practices, or violations of adopted policies of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently consists of David A. Reed, James F. Gero, Frederick B. Hegi, Jr., John B. Lowe, Jr., and Brendan J. Deely (the “Committee”). Mr. Reed serves as Chairman of the Committee and has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. The Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, and to issue a report thereon. KPMG is also responsible for issuing a report on the effectiveness of the Company’s internal control over financial reporting. As set forth in its Charter, the Committee acts only in an oversight capacity and relies on the work and assurances of management as well as KPMG and other advisors retained by the Company.

The Committee has met and held discussions with management and KPMG. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting. The Committee reviewed and discussed with KPMG the consolidated financial statements, and KPMG’s evaluation of the Company’s internal controls over financial reporting. The Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended.

The Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and has discussed with KPMG their independence.

The Committee considered whether non-audit services provided by KPMG are compatible with maintaining their independence. The Committee concluded that non-audit services provided by KPMG during the year ended December 31, 2011, which consisted of tax planning and compliance, and other accounting and audit-related services, were compatible with KPMG’s independence.

Based on the Committee’s discussion with Management and KPMG and the Committee’s review of the representations of Management and the report of KPMG to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

AUDIT COMMITTEE David A. Reed, Chairman James F. Gero Frederick B. Hegi, Jr. John B. Lowe, Jr. Brendan J. Deely

The foregoing report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives (the “named executive officers” or “NEOs”) capable of superior performance by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards these executives for achieving specified financial goals. Our performance-related awards are structured to link a substantial portion of these executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution, as well as overall business results, and to align executive and stockholder interests. A significant portion of the total compensation paid to our named executive officers is in the form of long-term equity.

Our compensation policy has demonstrated over time that sound business decisions by these executives which are in the best interests of the Company are also in the best interests of our stockholders. Accordingly, we reward performance in excess of pre-established targets of earnings, return on assets, and profit growth, and we avoid establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations.

Business Results

For 2011, our net sales were $681 million, 19 percent higher than 2010 net sales of $573 million. In 2011, the Company reported net income of $30.1 million, or $1.34 per diluted share, compared to $28.0 million, or $1.26 per diluted share, for 2010. The improvements in operating results in 2011 were due primarily to the increase in industry-wide production of RVs, as well as our introduction of new products, gains in market share, and recent acquisitions. During 2011, the Company completed five acquisitions, commenced an aluminum extrusion operation, and introduced several new products. Partially as a result of start-up and integration costs related to these projects, net income did not increase proportionately with sales. These start-up and integration costs have been steadily diminishing. Our results of operations are discussed in detail in the accompanying Annual Report.

Impact of Business Results on Compensation

As intended by our pay-for-performance compensation policy, the improvement in our 2011 operating results, including certain efficiency improvements, market share gains, and acquisitions, resulted in $2.1 million in aggregate 2011 performance-based incentive compensation compared to $4.4 million for 2010. Performance-based compensation for 2011 was lower than for 2010 largely because the comparison of the increase in our 2011 earnings in relation to the RV and manufactured housing industry-wide production levels was less favorable than it was in 2010. Of the total 2011 incentive compensation, 21 percent was paid in the form of long-term equity.

The following charts illustrate the allocation among the components of 2011 and 2010 total compensation paid to our NEOs, and the portion paid in equity.

Governance Practices Related to Compensation

In accordance with our governance practices, we have established stock ownership requirements for our named executive officers, and we also prohibit them from pledging or selling short any shares of the Company’s Common Stock owned by them. See “Stock Ownership Requirements”.

We do not provide or reimburse our executives for personal use of an airplane, or for financial planning, tax preparation, or home security, and we do not pay tax gross-ups to compensate executives for the taxes related to cash and non-cash compensation.

In furtherance of our commitment to pay a significant portion of our equity awards for performance, and for transparency in executive compensation, we have implemented the following:

*
At least 50 percent of the equity awards (in terms of the number of shares) to be granted to the Company’s NEOs will be performance-based, which are earned based on the achievement of performance targets;

*
The performance targets for such equity awards in 2012 will be based on (i) earnings, (ii) earnings growth, and (iii) return on net assets or return on invested capital, depending on the executive’s responsibilities; and

*
The performance targets for equity awards for subsequent years will be disclosed in the proxy statement for each annual meeting of stockholders during the measurement period in accordance with applicable SEC regulations.

The Dodd-Frank Act requires companies to adopt a policy that will recapture excess incentive compensation that was paid to certain executives if based on erroneous financial statements (“clawback”). The Act mandates the SEC to issue rules implementing the clawback requirements. The Company intends to adopt a formal clawback policy when the SEC promulgates the final rules. We believe it is prudent and efficient to ensure that we adopt a policy in proper form that is fully compliant with the law and rules, rather than implementing a policy that may require amendment when the final rules are promulgated. All awards of incentive compensation are granted subject to the terms of Company’s Equity Award and Incentive Plan, as Amended and Restated. This Plan provides that the Compensation Committee may cancel outstanding awards and require the participant to repay to the Company all or a portion of the gain realized on the exercise of equity awards and the value of other awards in the event of a restatement of the Company’s financial statements.

Compensation Criteria and Practices

The following table outlines our incentive compensation criteria and practices which were in effect for 2011, and the reasons for our compensation decisions:

Our performance criteria	Reasons for this compensation decision

Annual

Performance compared to performance of the two industries to which we sell our products.	Rewards superior performance in achieving profitability in excess of expectation based on business conditions in the industries we serve.

Current-year earnings compared to prior-year earnings.
Rewards increases in earnings, which benefits the Company and its stockholders. Also impacts thresholds for future earnings targets which incentivizes executives to invest in opportunities for long-term growth.

Pre-established earnings threshold for each year in a multi-year contract period.	Provides goal for substantial improvement in annual earnings.

Return on assets relative to a pre-established target.	Rewards effective asset utilization, and also reduces risk to asset value.

Long-term

Long-term return on invested capital relative to a designated peer group payable in long-term deferred stock units (“DSUs”) to our CEO.	Incentive for effective long-term strategic planning, and long-term management of assets.

Our payment practices	Reason for this payment practice

Portion of executives’ annual incentive compensation payable in DSUs.	Increases long-term equity ownership to align executive and stockholder interests.

Portion of CEO’s annual compensation payable in DSUs which are subject to forfeiture if long-term performance objectives are not achieved.	CEO is responsible for achieving long-term goals and establishing strategic direction, and is penalized if goals are not achieved.

Awards of non-qualified stock options (“NSOs”) and DSUs that vest over five years or are performance-based.	Ensures that executives have a continuing personal interest in the success of the Company, and creates a culture of ownership.

What We Did Not Reward

•
We did not reward sales growth because we believe that growth in sales alone, without consideration of the impact of growth on both short-term and long-term earnings, could be achieved in a manner that does not benefit our business and operations.

•	We did not grant bonuses for increases in the price of our stock because we believe that stock price is frequently the result of market factors beyond executives’ control.

•
We excluded the pre-existing earnings of acquired companies at the date of acquisition from the calculation of the incentive awards paid to our executives by increasing the threshold level of base earnings which are not subject to incentive awards.

Principal Elements of Compensation of Named Executive Officers

The principal components of our executive compensation program are base salary, annual and long-term performance-based incentive compensation, equity-based awards consisting principally of NSOs and DSUs, and other personal benefits. While the components of compensation are considered separately in this discussion, we take into account the full compensation package provided to each of the named executive officers.

Base Salaries

Based on a review of the salaries paid to executives with similar responsibilities at comparable companies and on their business experience, the Compensation Committee established levels of base salary for our executives as a fixed component of a market-competitive total compensation opportunity. The level of base salary is a function of the executive’s experience, skills, responsibilities and leadership role within the Company.

Annual Incentive Compensation

Consistent with our emphasis on pay-for-performance compensation programs, in 2011 our Board of Directors adopted, and our stockholders approved, the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated (as amended, the “Plan”). The Plan authorizes performance-based awards in cash or stock, based on the pre-established performance criteria, and we pay a portion of the performance-based awards in DSUs.

Long-term Incentive Compensation

As an incentive for effective strategic planning and management of assets on a long-term basis, for 2011 our CEO received DSUs because, during 2009-2011, our return on invested capital exceeded the return on invested capital achieved by the peer group designated by our Compensation Committee.

Long-Term Non-Qualified Stock Options

To increase our emphasis on long-term results, and align our executives’ personal interests with stockholder interests, we grant NSOs which begin to vest one year after they are granted, at the rate of one-fifth at the end of each year. The Company grants options every year at our regular Board and Committee meetings in November, at an exercise price equivalent to the closing market price on the day before the grant. Our regular November meeting date is scheduled almost a year in advance. Accordingly, the granting of options, as well as the exercise price of the options, are determined independent of any general market conditions at that time or intervening Company events which could affect the market price of our stock on that date. The Plan does not permit re-pricing of our stock options or cancelling outstanding options and replacing them with new options.

Because all NSOs which are granted under the Plan have an exercise price equal to the market value of the Common Stock on the date of grant, any value which is ultimately realized by the named executive officers through the exercise of NSOs is based entirely on our stock price performance. To enhance the retention value of our executives, the Compensation Committee requires that the named executive officers hold for at least one year shares received upon exercise of vested stock options, after payment of the exercise price of options and applicable taxes, unless the executive already owns a number of shares at least equivalent to the shares to be sold by the executive on exercise of options.

We do not consider as a limiting factor the level of equity ownership of our named executive officers or the unvested portion of their prior awards in granting NSOs. On the contrary, we believe that the greater the extent of their equity interest in the Company, the more closely aligned their personal interests become with the interests of our stockholders.

Long-Term Deferred Stock Units

To encourage our executives’ long-term ownership of our Common Stock, in accordance with the Plan the Company grants awards of DSUs. The DSUs provide for the distribution of shares of our Common Stock at the end of a specified deferral period, subject to earlier distribution upon death, disability, or change-in-control of the Company leading to the termination of employment. Until shares represented by the DSUs are distributed, the executive does not have any rights of a stockholder of the Company with respect to such shares, other than to receive additional DSUs equivalent in value to any dividends issued to stockholders.

Other Compensation Programs

In order to be competitive with market employment and compensation practices, we maintain the following benefit programs:

- 401(k) Plan

We do not maintain any defined benefit retirement plans or other pension or profit-sharing plans. To provide retirement benefit for executives, the Company maintains a discretionary 401(k) plan, covering all eligible employees, pursuant to which the Company matched a portion of contributions up to the 2011 statutory maximum of $9,800 per employee. The aggregate amount of the Company’s contributions with respect to the four named executive officers was $39,200 for 2011. Although our 401(k) plan permits profit-sharing contributions, the Company has not made any such contributions to the plan.

- Supplemental Restricted Bonus

For 2011, each of the named executive officers received a pre-determined taxable bonus payment, the after tax proceeds of which were required to be invested by the executive in tax deferred annuities or cash value life insurance intended to provide retirement income. The aggregate amount of these bonuses paid to the named executive officers for 2011 was $104,600, and no individual bonus exceeded $40,000. These bonuses are not based on pre-established specified measures of corporate performance, but were intended as a partial substitute for pension or retirement plans which the Company does not maintain.

- Deferred Compensation Plan

To provide a means for deferral of taxation on compensation, the Company maintains an Executive Non-Qualified Deferred Compensation Plan (“Deferral Plan”) for certain executives, including the named executive officers. The Company does not make any contributions to the Deferral Plan but is responsible for certain costs of Deferral Plan administration, which are not significant. Pursuant to the Deferral Plan, the named executive officers are eligible to defer all or a portion of their earned base salary and incentive compensation. Each participant is fully vested in all deferred compensation and earnings on investments credited to his or her account because the Deferral Plan participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from our general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.

Perquisites and All Other Benefits

As a competitive employee benefit, we provide employee health insurance in which certain of the named executive officers participate, the aggregate cost of which for the named executive officers was $33,611 for 2011. We also provided other employee benefits in which the named executive officers participate, including life, disability, and long-term care insurance, and either an automobile together with related expenses or an automobile allowance. The aggregate amount of other perquisites for all the named executive officers for 2011 was $95,420, and for any individual recipient these perquisites did not exceed $40,600.

Post-Retirement Benefits

The Company does not maintain any structured post-retirement benefit plans, does not assume any specific obligation or liability for post-retirement benefits and, except for the arrangements described below, has made no representations to current or former executive officers with respect to the amount or nature of any post-retirement benefits.

In the past, the Company has granted limited post-retirement compensation to certain retiring senior executives, in part for consulting services to facilitate executive transitions, and has provided limited post-retirement medical benefits, in each case on an individual basis depending on the executive’s circumstances at the time of retirement. In this connection, the Company expects to record an aggregate annual expense of approximately $50,000 per annum with respect to these non-structured benefits for all senior executives.

Change-in-Control; Severance

In 2003, we entered into a change-in-control agreement with Fredric M. Zinn, our President and Chief Executive Officer, who has been with the Company for 31 years. In 2006, we entered into a change-in-control agreement with Joseph S. Giordano III, our Chief Financial Officer and Treasurer. In April, 2012, the Company entered into amended change-in-control agreements with Messrs. Zinn and Giordano. In connection with the 2012 Employment and Compensation Agreements (see page 24), the Company entered into change-in-control agreements with Jason D. Lippert and Scott T. Mereness, Chief Executive Officer and President, respectively, of Lippert Components and Kinro. These agreements provide for severance benefits in the event of a change-in-control of the Company leading to a qualifying termination of employment.

The Company believes that the agreements serve as appropriate retention tools for these executives by providing security in the event of an unplanned termination of employment in connection with a change-in-control of the Company, with the exception of termination for cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of the agreements are important to retain these key people whose continued employment might be at risk in certain changes-in-control, although such transactions may otherwise be in the best interest of our stockholders. The specific terms of the change-in-control agreements for Messrs. Zinn, Giordano, Lippert and Mereness are summarized in “Potential Payments on Termination or Change-in-Control”.

In accordance with a Severance Agreement with Mr. Giordano, effective January 1, 2009, which was superseded by Mr. Giordano’s 2012 employment arrangement,  in the event the Company terminated Mr. Giordano’s employment for other than “cause”, Mr. Giordano would have received an amount equal to the greater of the annual salary paid to Mr. Giordano as of January 1, 2009 or as of the date of termination of employment, payable for the twelve-month period commencing the month following the month of termination, and the same benefits and perquisites provided to Mr. Giordano as of the first day of the year in which termination occurred, excluding stock options.

Stock Ownership Requirements

To further align the personal interests of senior executives with the interests of our stockholders, we have established guidelines for ownership of the Company’s Common Stock by the named executive officers as a multiple of the executive’s cash salary as of December 31, 2011 in the following table:

Named Executive Office	Multiple of Salary	Cash Equivalent

Fredric M. Zinn,	3.50	$1,575,000
President and CEO

Jason D. Lippert,	2.50	$1,750,000
Chairman and CEO of Lippert Components and Kinro

Scott T. Mereness,	2.00	$720,000
President of Lippert Components and Kinro

Joseph S. Giordano III,	1.25	$312,500
Chief Financial Officer and Treasurer

At December 31, 2011, Messrs. Zinn, Lippert and Mereness were in compliance with the guidelines.  Due to an increase in salary, Mr. Giordano did not own sufficient stock to comply with the guidelines as of December 31, 2011, but is expected to be in compliance shortly.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly-held companies for certain compensation paid to their CEO and the three other most highly compensated named executive officers employed at the end of the year (other than the CFO), to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Plan is structured so that performance-based incentive compensation, whether paid in cash or DSUs, or the exercise of NSOs granted under the Plan, will qualify as performance-based compensation which will not be subject to the $1 million limitation, resulting in favorable tax treatment to the Company.

2011 Executive Performance and Compensation

The pay-for-performance compensation policy we applied in establishing the 2011 compensation for the named executive officers who received performance-based incentive compensation was intended to provide competitive compensation that reflected overall results of operations and recognizes individual contribution.

In “Compensation Overview,” on page 16 of this Proxy Statement, we describe the performance criteria that were applied to determine the compensation of the named executive officers, and the reasons for utilizing those criteria.

In 2009, we adopted individual performance objectives for the Company’s CEO, and for the CEO and COO (now President) of Lippert Components and Kinro, three of the named executive officers who were intended to receive performance-based incentive compensation. Incentive compensation formulas were tested before being adopted to help ensure that the compensation outcomes resulting from various levels of performance of our operations and the industries we serve would be appropriate under the circumstances. These compensation arrangements expired on December 31, 2011 and, in consultation with Pay Governance, LLC, an independent compensation advisor retained by the Compensation Committee, we developed compensation arrangements for the employment period 2012-2014. See “2012 Employment and Compensation Agreements”.

Chief Executive Officer

The 2011 base salary paid to Fredric M. Zinn, our President and Chief Executive Officer, was $500,000, paid $450,000 in cash and $50,000 in DSUs, representing 2,202 shares. Mr. Zinn also received incentive DSUs representing 8,803 shares equivalent in value to $200,000, which were subject to forfeiture based on the Company’s average return on invested capital (“ROIC”) relative to the average ROIC of a designated peer group of companies for the three-year period 2009–2011 (the “Measurement Period”). If the Company’s average ROIC for the Measurement Period was below the peer group, incentive DSUs issued to Mr. Zinn during the period were forfeitable at the rate of 1,000 DSUs for each 0.1% that the Company’s average ROIC was below the peer group’s average ROIC for the period. Based on the Company’s performance for the three-year Measurement Period, no Incentive DSUs were forfeited.

Mr. Zinn was also entitled to receive 1,000 DSUs for each 0.1% that the Company’s average ROIC for the Measurement Period was above the average ROIC of the Company’s peer group, but not in excess of 100,000 DSUs. Based on the Company’s performance for the three-year Measurement Period, Mr. Zinn received DSUs representing 100,000 shares.

In addition, Mr. Zinn received performance-based incentive compensation (the “Profit Bonus”) that was specifically linked to our earnings per share (“EPS”). This component of Mr. Zinn’s incentive compensation was calculated annually based on our performance compared to:

(i)
a multiple of the year-to-year percentage increase or decrease in the RV and manufactured housing industries, measured by an index of RV industry wholesale shipments as reported by the Recreational Vehicle Industry Association, and to annual industry wholesale shipments of manufactured homes as reported by the Institute for Building Technology, but not in excess of 0.6% of pre-tax income. Therefore, Mr. Zinn would benefit if we out-perform our industries, and would be penalized if we under-perform our industries;

(ii)	prior year EPS; and

(iii)	a pre-established level of EPS.

The total Profit Bonus payable to Mr. Zinn would be limited to a maximum of 5% of the Company’s pre-tax income. The first $500,000 of Profit Bonus would be payable in cash and the balance would be payable in DSUs.

Based on these pre-established performance targets, for 2011 Mr. Zinn did not receive performance-based incentive compensation.

The peer group designated by the Compensation Committee, based on advice from an independent compensation consultant, with which our performance is compared regarding return on invested capital over the Measurement Period, consisted of the following companies in the RV and manufactured housing industries, as well as companies of comparable size in similar industries (“Peer Group”): American Woodmark Corporation, Apogee Enterprises, Inc., Gentex Corporation, Griffon Corporation, Patrick Industries, Inc., PGT, Inc., Shiloh Industries Corporation, Spartan Motors, Inc., Winnebago Industries, Inc., Arctic Cat, Inc. and Trimas Corporation. The Peer Group was revised for 2010 and 2011 to eliminate Champion Enterprises and Noble International, Ltd., because those companies filed for bankruptcy protection. They were replaced by Arctic Cat, Inc. and Trimas Corporation.

In November 2011, Mr. Zinn was awarded DSUs representing 14,000 shares which vest at the rate of 2% (280 shares) for each $0.01 that the Company’s Adjusted EPS for the period 2012-2014 exceeds $1.26, but no more than 50% of such DSUs can vest in any year.

Mr. Zinn’s compensation arrangement with the Company expired on December 31, 2011. The Company and Mr. Zinn entered into a new compensation arrangement for the period 2012-2014. See “2012 Employment and Compensation Agreements” for a summary of the compensation terms of the latest arrangement.

Executive Officers of our Subsidiaries

Jason D. Lippert, Chief Executive Officer of Lippert Components and Kinro

The 2011 base salary paid to Mr. Lippert was $700,000, paid in cash. Mr. Lippert also received performance-based incentive compensation based on:

(i)
the combined operating profits of Lippert Components and Kinro in excess of a pre-established threshold which exceeded operating profits of Lippert Components and Kinro for the year preceding the three-year term of his employment agreement;

(ii)
the year-to-year percentage increase or decrease in such operating profits as compared to a multiple of the year-to-year percentage increase or decrease in the RV industry wholesale shipments and manufactured housing industry wholesale shipments, but not in excess of 1.5% of the combined operating profits of Lippert Components and Kinro. Therefore, Mr. Lippert would benefit if we out-perform our industries, and would be penalized if we under-perform our industries; and

(iii)	the combined annual return on assets achieved by Lippert Components and Kinro in excess of a pre-established target, which was greater than the Company’s cost of capital.

The total performance-based incentive compensation payable to Mr. Lippert would be limited to a maximum of 8% of operating profits. The first $900,000 of total performance-based incentive compensation would be payable in cash; 50% of the excess over $900,000 would be payable in DSUs, and the balance of such excess would be payable in cash. Based on these pre-established performance targets, for 2011 Mr. Lippert received performance-based incentive compensation of $882,337.

Approximately 20% of the operating profits of Lippert Components and Kinro in excess of pre-established thresholds are allocated for payment of bonuses to all employees of these operations, and the incentive awards paid to Mr. Lippert were paid from such “bonus pool”.

In November 2011, Mr. Lippert was awarded options to purchase 28,000 shares of Common Stock, of which 14,000 vest at the rate of 1% (140 shares) for each $0.01 that the Company’s Adjusted EPS for the period 2012-2016 exceeds $1.26, and 14,000 vest 20% per year on the first through fifth anniversary of the grant date.

Mr. Lippert’s compensation arrangement with the Company expired on December 31, 2011. The Company and Mr. Lippert entered into a new compensation arrangement for the period 2012-2014. See “2012 Employment and Compensation Agreements” for a summary of the compensation terms of the latest arrangement.

Scott T. Mereness, President of Lippert Components and Kinro

The 2011 base salary paid to Mr. Mereness was $420,000, paid $360,000 in cash and $60,000 in DSUs, representing 2,642 shares issuable after a three-year deferral. Mr. Mereness also received performance-based incentive compensation based on:

(i)
the combined operating profits of Lippert Components and Kinro in excess of a pre-established threshold which exceeded operating profits of Lippert Components and Kinro for the year preceding the three-year term of his employment agreement;

(ii)
the year-to-year percentage increase or decrease in such operating profits as compared to a multiple of the year-to-year percentage increase or decrease in the RV industry wholesale shipments and manufactured housing industry wholesale shipments, but not in excess of 0.9% of the combined operating profits of Lippert Components and Kinro. Therefore, Mr. Mereness would benefit if we out-perform our industries, and would be penalized if we under-perform our industries; and

(iii)	the combined annual return on assets achieved by Lippert Components and Kinro in excess of a pre-established target, which was greater than the Company’s cost of capital.

The total performance-based incentive compensation payable to Mr. Mereness would be limited to a maximum of 4.8% of operating profits. The first $100,000 of total performance-based incentive compensation would be payable in cash; 33% of the excess over $100,000 would be payable in DSUs, and the balance of such excess is payable in cash. Based on these pre-established performance targets, for 2011 Mr. Mereness received performance-based incentive compensation of $529,403, of which $141,703 was paid in DSUs.

Incentive awards paid to Mr. Mereness were paid from the Lippert Components and Kinro “bonus pool”.

The total DSUs received by Mr. Mereness for 2011, having an aggregate value of $201,703 on the dates of grant, or 18% of his total 2011 salary and incentive compensation, represent an aggregate of 7,982 shares of Common Stock issuable after a three-year deferral.

In November 2011, Mr. Mereness was awarded options to purchase 22,000 shares of Common Stock, of which 11,000 vest at the rate of 1% (110 shares) for each $0.01 that the Company’s Adjusted EPS for the period 2012-2016 exceeds $1.26, and 11,000 vest 20% per year on the first through fifth anniversary of the grant date.

Mr. Mereness’ compensation arrangement with the Company expired on December 31, 2011. The Company and Mr. Mereness entered into a new compensation arrangement for the period 2012-2014. See “2012 Employment and Compensation Agreements” for a summary of the compensation terms of the latest arrangement.

Chief Financial Officer

The 2011 base salary paid to Joseph S. Giordano III, our Chief Financial Officer and Treasurer, was $250,000. In addition, the Compensation Committee granted to Mr. Giordano performance-based incentive compensation related to:

(i)	the increase in earnings per share in excess of 2010 earnings per share; and

(ii)	the state tax credits, training credits, property tax reductions, and other savings for the Company resulting from his initiatives.

Accordingly, for 2011 Mr. Giordano received performance-based incentive compensation of $112,218. In addition, Mr. Giordano received a discretionary bonus of $55,000. The total amount of $167,218 was paid $108,609 in cash and $58,609 in DSUs.

In November 2011, Mr. Giordano was awarded DSUs representing 7,500 shares, of which 3,750 vest at the rate of 1% (37.5 shares) for each $0.01 that the Company’s Adjusted EPS for the period 2012-2016 exceeds $1.26, and 3,750 vest 20% per year on the first through fifth anniversary of the grant date.

The Company and Mr. Giordano entered into an Employment and Non-Competition Agreement for the period 2012-2014. See “2012 Employment and Compensation Agreements” for a summary of the compensation terms of the arrangement.

2012 Employment and Compensation Agreements

The arrangements pursuant to which our named executive officers received compensation for the period 2009-2011 expired on December 31, 2011. Subsequently, we entered into compensation arrangements with these executives for the period January 1, 2012 through December 31, 2014. The latest arrangements continue our policy of pay-for-performance, and implement compensation practices designed to align executive and stockholder interests.

In developing the latest compensation metrics, the Compensation Committee designed compensation programs for the named executive officers which motivate them to achieve specified annual and long-term financial goals, emphasizing the returns achieved on invested capital and net assets. Because there are few remaining publicly reporting companies in our industry, in measuring the performance of the Company’s Chief Executive Officer, we will compare our average return on invested capital to a pre-established target rather than to the return of a peer group, as we did for the period 2009-2011.

For the period 2012-2014, we again employed incentive compensation criteria with pre-established goals intended to reward superior performance. Specifically, the Company’s Chief Executive Officer will receive incentive compensation which is directly related to the return we realize on capital which we invest in our business, and on increases in the Company’s earnings per share; and certain of his compensation is forfeitable if specified goals are not achieved throughout the period.  The senior executives at Lippert Components and Kinro are entitled to incentive compensation which is a function of the return realized on the net assets of those subsidiaries and the operating profits they achieve, as well as based on increases in earnings per share.  Finally, our Chief Financial Officer will receive incentive compensation based on increases in earnings per share and the return we realize on capital which we invest in our business, as well as related to tax savings for the Company resulting from his initiatives. These metrics are readily available, are reliable, and are relatively easy to implement and understand. For each of these executives, a substantial portion of the total compensation they earn will be paid in long-term equity of the Company, thereby ensuring our executives’ personal interest in the success of the Company.

Fredric M. Zinn, President and CEO

On February 8, 2012, the Company and Mr. Zinn entered into an Executive Compensation and Non-Competition Agreement providing compensation and benefits in consideration for Mr. Zinn’s services as President and Chief Executive Officer of the Company.  Mr. Zinn, an employee at-will, will receive the following compensation for the period January 1, 2012 through December 31, 2014 (the “Measurement Period”):

(A)           Annual base salary consisting of $590,000; plus

(B)           Annual DSUs representing shares equivalent in value to $150,000 (the “New Incentive DSUs”); provided, however, that if the average annual return on invested capital (as defined, “ROIC”) for any year during the Measurement Period is less than 18%, New Incentive DSUs issued for that year will be forfeited at the rate of 250 DSUs for each 0.1% that the Company’s ROIC for that year is below 18%; plus

(C)           Annual performance-based incentive compensation consisting of the following:

(i)
$4,000 for each $0.01 that the Company’s adjusted earnings per diluted share (as defined) (“Adjusted EPS”) for each year during the Measurement Period exceed the Company’s Adjusted EPS for the prior year; plus

(ii)	$4,000 for each $0.01 that the Company’s Adjusted EPS for each year during the Measurement Period exceeds $1.53; plus

(iii)
$10,000, plus or minus, for each 1% that the increase or decrease in the Company’s Adjusted EPS for each year during the Measurement Period is above or below 1.75 times the Index of Number of Industry Units Sold (as defined); provided, however, that the amount added or subtracted will not exceed 0.6% of the Company’s pre-tax income for the subject year; provided further, however that in the event the aggregate performance-based incentive compensation set forth in paragraph (C) exceeds $590,000, such excess will be paid 50% in cash and 50% in DSUs; plus

(D)           Upon expiration of the Measurement Period, Mr. Zinn will be entitled to receive 750 DSUs for each 0.1% that the Company’s ROIC for the Measurement Period exceeds 18%; provided, however, that the total number of DSUs will not exceed 50,000; plus,

(E)           During the Measurement Period, Mr. Zinn will be entitled to receive certain benefits and perquisites, including 401(K) matching contribution, life insurance, disability insurance, and an automobile, the aggregate cost of which for the Measurement Period is estimated to be approximately $35,000 annually; plus

(F)           Long-term non-qualified stock options or other equity awards as the Compensation Committee determines.

Jason D. Lippert, Chairman and CEO of Lippert Components and Kinro

On April 9, 2012, the Company and Jason D. Lippert entered into an Executive Employment and Non-Competition Agreement providing compensation and benefits in consideration for Mr. Lippert’s services as Chairman and Chief Executive Officer of Lippert Components and Kinro. Mr. Lippert will receive the following compensation for the period January 1, 2012 through December 31, 2014 (the “Term”):

(A)           Annual base salary consisting of $800,000, plus

(B)            Annual performance-based incentive compensation (the “Annual RONA Bonus”) consisting of the following:

(i)	3% of the Operating Profits (as defined) in excess of 18% of Net Assets (as defined) and up to 21% of Net Assets; plus

(ii)	4% of the Operating Profits in excess of 21% of Net Assets and up to 24%; plus

(iii)	5% of the Operating Profits in excess of 24% of Net Assets.

(iv)
For any year during the Term, the first $800,000 of the Annual RONA Bonus will be paid in cash; 50% of Annual RONA Bonus in excess of $800,000 (the “Excess Bonus”) will be paid in DSUs, and 50% of the Excess Bonus will be paid in cash.  Election by Mr. Lippert to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than three years.

(C)           Each year Mr. Lippert will be granted a long-term incentive award pursuant to which he can earn up to 50,000 shares of Common Stock (the “LTI Shares”) for the subsequent three-year Applicable Measurement Period (as defined) as follows:

(i)
If Adjusted EPS for the second year of the Applicable Measurement Period exceeds the Benchmark EPS (as defined) by more than 12.5%, then Mr. Lippert will be entitled to receive up to 17,000 LTI Shares, in proportion to the percentage increase in such Adjusted EPS over 12.5% up to a percentage increase of 25%; plus

(ii)
If Adjusted EPS for the third year of the Applicable Measurement Period exceeds the Benchmark EPS by more than 20%, then Mr. Lippert will be entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 20% up to a percentage increase of 40%, less the number of LTI Shares received with respect to the second year of the Applicable Measurement Period.

(iii)
Any LTI Shares received by Mr. Lippert with respect to the second year of the Applicable Measurement Period cannot be disposed of until the expiration of one year from the date of issue; and all or any LTI Shares received by Mr. Lippert with respect to the third year of the Applicable Measurement Period can be disposed of at any time after issue, provided that Mr. Lippert is in compliance with the Company’s stock ownership requirements following such disposition.

(D)           Each year that the Agreement remains in effect, the Compensation Committee will grant to Mr. Lippert options to purchase 28,000 shares of the Company’s Common Stock.  One-half of such options will vest at the rate of 20% each year commencing one year from the date of grant.  One-half of such options will vest commencing the January 1 immediately following the date of grant at the rate of 3% for each 1% increase in Adjusted EPS for any year during the five years following the year in which such options were granted (the “Vesting Period”) over Adjusted EPS for the year in which such options are granted, provided that (i) no options will vest for any year for which Adjusted EPS is less than the highest Adjusted EPS for any prior year in the Vesting Period, and (ii) options will vest only to the extent that Adjusted EPS for any year in the Vesting Period exceeds the highest Adjusted EPS for any prior year in the Vesting Period.

(E)           During the Term, Mr. Lippert will be entitled to receive certain of benefits and perquisites, including 401(K) matching contribution, disability insurance, and an automobile, the aggregate cost of which for the Term is estimated to be approximately $30,000 annually.

As additional incentive to realize the potential provided by the significant investments in the 2011 acquisitions, new product lines and expansion into adjacent markets, at the time the Agreement was entered into Mr. Lippert was awarded DSUs representing 25,000 shares. These DSUs will begin to vest when the annual combined profits of Lippert Components and Kinro (as defined) exceed $67 million and will vest proportionately until annual combined profits reach $87 million, at which point all such DSUs will have vested. The DSUs must be held for at least one year after vesting.

Scott T. Mereness, President of Lippert Components and Kinro

On April 9, 2012, the Company and Scott T. Mereness entered into an Executive Employment and Non-Competition Agreement providing compensation and benefits in consideration for Mr. Mereness’ services as President of Lippert Components and Kinro. Mr. Mereness will receive the following compensation for the period January 1, 2012 through December 31, 2014 (the “Term”):

(A)           Annual base salary consisting of $550,000, plus

(B)           Annual performance-based incentive compensation (the “Annual RONA Bonus”) consisting of the following:

(i)	2% of the Operating Profits in excess of 18% of Net Assets and up to 21% of Net Assets; plus

(ii)	3% of the Operating Profits in excess of 21% of Net Assets and up to 24%; plus

(iii)	4% of the Operating Profits in excess of 24% of Net Assets.

(iv)
For any year during the Term, the first $550,000 of the Annual RONA Bonus will be paid in cash; 50% of Annual RONA Bonus in excess of $550,000 (the “Excess Bonus”) will be paid in DSUs, and 50% of the Excess Bonus will be paid in cash.  Election by Mr. Mereness to defer receipt of the shares of stock deliverable pursuant to the DSUs must be for a period of not less than three years.

(C)           Each year Mr. Mereness will be granted a long-term incentive award pursuant to which he can earn up to 35,000 shares of Common Stock (the “LTI Shares”) for the subsequent three-year Applicable Measurement Period as follows:

(i)
If Adjusted EPS for the second year of the Applicable Measurement Period exceeds the Benchmark EPS by more than 12.5%, then Mr. Mereness will be entitled to receive up to 12,000 LTI Shares, in proportion to the percentage increase in such Adjusted EPS over 12.5% up to a percentage increase of 25%; plus

(ii)
If Adjusted EPS for the third year of the Applicable Measurement Period exceeds the Benchmark EPS by more than 20%, then Mr. Mereness will be entitled to receive LTI Shares in proportion to the percentage increase in such Adjusted EPS over 20% up to a percentage increase of 40%, less the number of LTI Shares received with respect to the second year of the Applicable Measurement Period.

(iii)
Any LTI Shares received by Mr. Mereness with respect to the second year of the Applicable Measurement Period cannot be disposed of until the expiration of one year from the date of issue; and all or any LTI Shares received by Mr. Mereness with respect to the third year of the Applicable Measurement Period can be disposed of at any time after issue, provided that Mr. Mereness is in compliance with the Company’s stock ownership requirements following such disposition.

(D)           Each year that the Agreement remains in effect, the Compensation Committee will grant to Mr. Mereness options to purchase 22,000 shares of the Company’s Common Stock.  One-half of such options will vest at the rate of 20% each year commencing one year from the date of grant.  One-half of such options will vest commencing the January 1 immediately following the date of grant at the rate of 3% for each 1% increase in Adjusted EPS for any year during the Vesting Period over Adjusted EPS for the year in which such options are granted, provided that (i) no options will vest for any year for which Adjusted EPS is less than the highest Adjusted EPS for any prior year in the Vesting Period, and (ii) options will vest only to the extent that Adjusted EPS for any year in the Vesting Period exceeds the highest Adjusted EPS for any prior year in the Vesting Period.

(E)           During the Term, Mr. Mereness will be entitled to receive certain benefits and perquisites, including 401(K) matching contribution, disability insurance, and an automobile, the aggregate cost of which for the Term is estimated to be approximately $30,000 annually.

As additional incentive to realize the potential provided by the significant investments in the 2011 acquisitions, new product lines and expansion into adjacent markets, at the time the Agreement was entered into Mr. Mereness was awarded DSUs representing 15,000 shares. These DSUs will begin to vest when the annual combined profits of Lippert Components and Kinro exceed $67 million and will vest proportionately until annual combined profits reach $87 million, at which point all such DSUs will have vested. The DSUs must be held for at least one year after vesting.

Joseph S. Giordano III, CFO and Treasurer

On February 10, 2012, the Company and Joseph S. Giordano III entered into an Executive Compensation and Non-Competition Agreement providing compensation and benefits in consideration for Mr. Giordano’s services as Chief Financial Officer and Treasurer of the Company.  Mr. Giordano, an employee at will, will receive the following compensation for the period January 1, 2012 through December 31, 2014:

(A)           Annual base salary consisting of $300,000; plus

(B)           Annual performance-based incentive compensation consisting of the following:

(i)	$2,000 for each $0.01 that the Company’s Adjusted EPS for each year during the Measurement Period exceeds the Company’s Adjusted EPS for the prior year; plus

(ii)	$2,000 for each $0.01 that the Company’s Adjusted EPS for each year during the Measurement Period exceeds $1.53; plus

(iii)
$5,000, plus or minus, for each 1% that the increase or decrease in the Company’s Adjusted EPS for each year during the Measurement Period is above or below 1.75 times the Index of Number of Industry Units Sold; provided, however, that the amount added or subtracted will not exceed 0.3% of the Company’s pre-tax income for the subject year; plus

(iv)
1% of the entitlement, special refund, reduction to, or credit against, any income or property tax otherwise due to Federal, state or local taxing authorities (each or, collectively, “Savings”) obtained as a result of initiatives taken by or under the direction of Mr. Giordano and granted by the taxing authority during any year of the Measurement Period, which Savings are reasonably likely to be realized by the Company within five (5) years of the date granted; plus

(v)
5% of any Savings granted since January 1, 2009 which is utilized by the Company during any year of the Measurement Period; provided further, however that in the event the aggregate performance-based incentive compensation set forth in paragraph (B) exceeds $250,000, such excess will be paid 50% in cash and 50% in DSUs; plus

(C)           Upon expiration of the Measurement Period, Mr. Giordano will be entitled to receive 300 DSUs  for each 0.1% that the Company’s average annual return on invested capital for the Measurement Period exceeds 18%; provided, however, that the total number of such DSUs will not exceed 15,000; plus

(D)           During the Measurement Period, Mr. Giordano will be entitled to receive certain benefits and perquisites, including 401(K) matching contribution, health insurance, disability insurance, and an automobile, the aggregate cost of which for the Measurement Period is estimated to be approximately $55,000 annually; plus

(E)           Long-term non-qualified stock options or other equity awards as the Compensation Committee determines.

Compensation Process

The Compensation Committee is responsible for reviewing the performance of our executive officers in achieving our long-term business objectives, and ensuring that such executives are compensated consistent with the objectives, as well as competitive practices. The Committee provides oversight and guidance in the development of compensation and benefit programs for our senior executives, and confirms that compensation paid to those named executive officers who have employment agreements is in compliance with the agreements.

Performance objectives for the Chief Executive Officer and the President of our two operating subsidiaries, and for our Chief Financial Officer, were developed by Fredric M. Zinn, our Chief Executive Officer, in conjunction with the Compensation Committee, and Mr. Zinn negotiated the terms of the employment agreements and compensation arrangements of those executives.

The Compensation Committee negotiated with Mr. Zinn the compensation terms applicable to him. In this connection, in 2008 the Compensation Committee engaged Frederic W. Cook & Co., Inc. (the “Consultant”), an independent executive compensation consultant, to assess the compensation proposal for Mr. Zinn for the period 2009-2011, and for each year during that period. The Consultant reviewed the competitiveness of the proposed compensation package and the form of compensation relative to performance measures established for Mr. Zinn. The Consultant concluded that, while complex in design, overall, the compensation package for Mr. Zinn provided the key elements of total compensation in the competitive market, and addressed key performance objectives.

In addition, the Consultant advised the Compensation Committee with respect to the development of the Plan which was approved by stockholders in 2011, as well as the adjustment to the exercise price of outstanding options in connection with the special cash dividend paid in December 2010.

Pay Governance LLC, an independent compensation advisor, has assisted the Compensation Committee in developing new compensation programs for Messrs. Zinn, Lippert, Mereness and Giordano for the period 2012-2014. See “2012 Employment and Compensation Agreements”.

Neither the Consultant nor Pay Governance LLC provides services or advice to any executive or employee of the Company, or provides other services to the Company.

The Compensation Committee periodically reviews our compensation policy utilizing both internal and external sources of information and analysis relating to financial results of operations, individual performance, long-term return to stockholders, compensation related risk assessment, and compensation afforded by other employers to comparable-level executives. If appropriate, changes are recommended. Our pay-for-performance incentive compensation programs have over many years effectively linked executive compensation to our long-term and short-term performance. Accordingly, for the period 2009-2011, we did not engage in formal benchmarking of our executive compensation.

Total Compensation Report

Compensation “tally sheets” for each of the named executive officers were reviewed by the Compensation Committee. The tally sheets reflected dollar amounts of all components of the named executive officers’ 2011 compensation, including base salary, performance-based incentive awards, discretionary bonuses, equity awards, personal benefits, perquisites and, where applicable, potential change-in-control severance payments. Based on the Compensation Committee’s review of the tally sheets, the Compensation Committee determined that the amounts of compensation paid to our named executive officers for 2011 were reasonable, and were appropriate based on our financial results of operations and the individual performance of each of the executives. The Compensation Committee intends to review compensation tally sheets on an annual basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Management and based on such discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

COMPENSATION COMMITTEE
John B. Lowe, Jr., Chairman
Edward W. Rose, III James F. Gero
Frederick B. Hegi, Jr.
David A. Reed
Brendan J. Deely

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

SUMMARY COMPENSATION TABLE

The following table sets forth the annual compensation awarded to or earned by our President and Chief Executive Officer, our Chief Financial Officer, and our two other most highly compensated executive officers (such four executive officers collectively, the “named executive officers”) for the years ended December 31, 2011, 2010 and 2009:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compen- sation	Long- Term ROIC Bonus	All Other Compen- sation(6)	Total

Fredric M. Zinn(2)	2011	$500,000	$-	$524,380	$-	$-	$-	$75,000	$1,099,380
President and Chief	2010	$500,000	$-	$354,847	$331,113	$482,660	$-	$75,820	$1,744,440
Executive Officer	2009	$500,000	$-	$200,000	$156,648	$34,680	$492,800	$76,449	$1,460,577

Joseph S. Giordano III(3)	2011	$250,000	$55,000	$232,384	$-	$53,609	$-	$69,607	$660,660
Chief Financial Officer and	2010	$230,000	$65,000	$60,000	$180,490	$-	$-	$82,767	$618,257
Treasurer	2009	$210,000	$45,000	$45,000	$97,905	$-	$-	$82,067	$479,972

Jason D. Lippert(4)	2011	$700,000	$-	$-	$204,932	$882,337	$-	$73,883	$1,861,152
Chairman and Chief	2010	$700,000	$-	$529,887	$337,977	$1,429,887	$-	$71,640	$3,069,391
Executive Officer of Lippert	2009	$700,000	$-	$-	$156,648	$244,569	$-	$64,054	$1,165,271
Components and Kinro

Scott T. Mereness(5)	2011	$420,000	$-	$141,703	$161,018	$387,700	$-	$54,281	$1,164,702
President of Lippert	2010	$420,000	$-	$355,035	$270,087	$820,829	$-	$48,166	$1,914,117
Components and Kinro	2009	$420,000	$-	$15,580	$117,486	$131,161	$-	$40,374	$724,601

(1)	Amounts shown do not reflect compensation actually received. Amounts shown include:

a.	The aggregate fair value of stock options granted during the year.

b.
The aggregate fair value of the adjustment to the stock option exercise price on December 28, 2010, the date on which the Compensation Committee of the Board of Directors reduced by $1.50 the exercise price of all stock options outstanding on that date. The adjustment was made as a result of the special cash dividend of $1.50 per share of Common Stock paid on December 28, 2010 to record holders of the Company’s Common Stock on December 20, 2010.

See Note 13 of Notes to Consolidated Financial Statements included in our 2011 Annual Report on Form 10-K for the assumptions used in determining the fair value based on the Black-Scholes option-pricing model.

(2)	Salary - includes $50,000 of salary, paid $12,500 quarterly in DSUs for all years presented. See Grants of Plan-Based Awards Table.

Stock Awards - excludes $50,000 of salary, paid $12,500 quarterly in DSUs for all years presented. Includes performance-based incentive compensation of $200,000, paid $50,000 quarterly in DSUs (the “Incentive DSUs”) for all years presented, subject to forfeiture if the Company’s ROIC for the three-year Measurement Period was below the average ROIC of the Company’s Peer Group (as defined). Based on the Company’s performance for the three-year Measurement Period, no Incentive DSUs were forfeited. In addition, 2010 includes performance-based incentive compensation of $154,847 paid in DSUs in lieu of cash compensation, and 2011 includes 14,000 performance-based DSUs awarded in lieu of stock options having a value of $324,380 on the date of grant. See Grants of Plan-Based Awards Table.

Long-Term ROIC Bonus - upon expiration of the three-year period January 1, 2009 through December 31, 2011 (the “Measurement Period”), Mr. Zinn was entitled to receive 1,000 DSUs for each 0.1% that the Company’s average return on invested capital (“ROIC”) for the Measurement Period was above the average ROIC of the Company’s Peer Group (as defined), but the total number of DSUs could not exceed 100,000 units (the “ROIC Bonus”). Amount shown represents the three-year aggregate grant date fair value, or 80% of the maximum award of $616,000, which was payable pursuant to Mr. Zinn’s three-year ROIC Bonus. Based on the Company’s performance for the three-year Measurement Period, Mr. Zinn received DSUs representing 100,000 shares.

(3)
Stock Awards - discretionary bonuses paid in DSUs in lieu of cash compensation for 2010 and 2009. The 2011 amount is comprised of 7,500 DSUs awarded in lieu of stock options having a value of $173,775 on the date of grant and performance-based incentive compensation of $58,609 paid in DSUs. See Grants of Plan-Based Awards Table.

(4)	Stock Awards - represent performance-based incentive compensation paid in DSUs. See Grants of Plan-Based Awards Table.

(5)	Salary - includes $60,000, paid $15,000 quarterly in DSUs for all years presented. See Grants of Plan-Based Awards Table.

Stock Awards - excludes $60,000 of salary, paid $15,000 quarterly in DSUs for all years presented. Represents performance-based incentive compensation paid in DSUs. See Grants of Plan-Based Awards Table.

(6)	Includes the following payments the Company made to or on behalf of our named executive officers:

Name	Year	401(k) Matching Contribution	Supplemental Restricted Bonus(A)	Health Insurance	Other Perquisites(B)	Total All Other Compensation

Fredric M. Zinn	2011	$9,800	$24,600	$-	$40,600	$75,000
	2010	$9,800	$24,600	$-	$41,420	$75,820
	2009	$9,800	$24,600	$-	$42,049	$76,449

Joseph S. Giordano III	2011	$9,800	$15,000	$29,331	$15,536	$69,667
	2010	$9,800	$15,000	$42,254	$15,713	$82,767
	2009	$9,800	$15,000	$40,912	$16,355	$82,067

Jason D. Lippert	2011	$9,800	$40,000	$2,238	$21,845	$73,883
	2010	$9,800	$40,000	$1,452	$20,388	$71,640
	2009	$9,800	$40,000	$2,744	$11,510	$64,054

Scott T. Mereness	2011	$9,800	$25,000	$2,042	$17,439	$54,281
	2010	$9,800	$25,000	$1,452	$11,914	$48,166
	2009	$9,800	$25,000	$2,744	$2,830	$40,374

(A)	Our named executive officers received a taxable bonus payment which they are required to invest in tax deferred annuities or cash value life insurance intended to provide retirement income.

(B)	Other perquisites included personal use of a company car or auto allowance, spousal travel for Company events, and long-term care, life, and long-term disability insurance.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes the non-qualified options and DSUs awarded to the named executive officers for 2011:

		Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)		(f)		(g)		(h)	(i)
						All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards(3)	Grant Date Fair Value of Stock and Option Awards

Name	Grant Date	Threshold	Target	Maximum

Fredric M. Zinn	11/15/11	(4)	(4)	14,000	(4)	-		-		-	$324,380
	3/31/11	-	-	-		2,799	(1)	-		-	$62,500
	6/30/11	-	-	-		2,529	(1)	-		-	$62,500
	9/30/11	-	-	-		3,129	(1)	-		-	$62,500
	12/31/11	-	-	-		2,548	(1)	-		-	$62,500

Joseph S. Giordano III	11/15/11	(4)	(4)	3,750	(4)	3,750	(6)	-		-	$173,775
	2/13/12	-	-	-		2,209	(2)	-		-	$58,609

Jason D. Lippert	11/15/11	(5)	(5)	14,000	(5)	-		14,000	(6)	$23.17	$204,932

Scott T. Mereness	11/15/11	(5)	(5)	11,000	(5)	-		11,000	(6)	$23.17	$161,018
	3/31/11	-	-	-		672		-		-	$15,000
	6/30/11	-	-	-		607		-		-	$15,000
	9/30/11	-	-	-		751		-		-	$15,000
	12/31/11	-	-	-		612		-		-	$15,000
	2/13/12	-	-	-		5,340	(2)	-		-	$141,703

(1)
Includes Incentive DSUs granted each quarter in lieu of cash compensation to Mr. Zinn, aggregating 8,803 DSUs in 2011, which were subject to forfeiture. If the Company’s average ROIC for the Measurement Period was below the ROIC of the Peer Group, Incentive DSUs granted annually in lieu of cash compensation during the Measurement Period would be forfeited at the rate of 1,000 DSUs for each 0.1% that the Company’s ROIC for the Measurement Period was below the ROIC of the Company’s Peer Group. Based on the Company’s performance for the three-year Measurement Period, no Incentive DSUs were forfeited.

(2)	Performance-based incentive compensation or discretionary bonus earned in 2011 paid in DSUs in lieu of cash compensation.

(3)	The option exercise price was $23.17, the closing price on the day before the grant. The closing price on the grant date was $23.46. See “Grants of Plan-Based Awards”.

(4)	DSUs issued in lieu of stock options that vest based on achievement of specified performance conditions. See “2011 Executive Performance and Compensation”.

(5)	Options that vest based on achievement of specified performance conditions. See “2011 Executive Performance and Compensation”.

(6)	Option and DSU awards that vest 20% per year on the first through the fifth anniversaries of the respective grant date, and options expire six years after grant.

Grants of Plan-Based Awards

In addition to equity awards granted as part of salary and performance-based incentive compensation, NSOs and DSUs were awarded to employees in November 2011 (collectively, the “November 2011 Equity Awards”). The Company’s practice is to grant equity awards to employees every year at our regular Board and Committee meetings in November. We believe that the November 2011 Equity Awards granted to our executives and employees constitute an effective incentive to achieving long-term success of the Company, and are an important compensation component to our executives and employees. NSOs are granted at an exercise price equivalent to the closing market price on the day before the grant. The number of DSUs is credited at the fair market value of the stock on the date granted. DSUs provide for the distribution of shares of our Common Stock at the end of a deferral period of at least three years, subject to earlier distribution upon death, disability, or certain changes-in-control of the Company. Our regular November meeting date is scheduled almost a year in advance. Accordingly, the granting of the November 2011 Equity Awards, as well as the exercise price of the options and stock price of DSUs, were determined independent of any general market conditions at that time or intervening Company events which could have affected the market price of our stock on that date.

The number of the November 2011 Equity Awards granted to each of our named executive officers for 2011 was determined by the Compensation Committee after consideration of several factors and events relative to the Company’s performance, rather than being based on specific pre-established measures of corporate operating performance that are utilized to determine incentive compensation awards. The Compensation Committee considered the 2011 results of operations, integration of recent acquisitions, the extent of new products introduced and market share gains, the expense related to the November 2011 Equity Awards, resulting dilution, the element of motivation that equity awards provide, and other factors.

Prior to granting the November 2011 Equity Awards, the Compensation Committee determined the total number of shares that would be subject to the awards and the related Black-Scholes value which would result in a reasonable expense to the Company relative to our operating results. The Committee then allocated the November 2011 Equity Awards for a portion of those shares to the Company’s Chief Executive Officer, and to the Chief Executive Officer and the President of Lippert Components and Kinro. The Chief Executive Officer of the Company then allocated the balance of the shares subject to the November 2011 Equity Awards to employees at the Company’s corporate headquarters, and to Lippert Components and Kinro. The Chief Executive Officer of Lippert Components and Kinro then allocated the November 2011 Equity Awards among the other executives and employees of Lippert Components and Kinro, subject to approval of the Committee.

The 398,450 shares subject to the November 2011 Equity Awards which were granted to employees in 2011 represented 1.8% of the Company’s outstanding shares on the grant date. In November 2011, the four named executive officers received aggregate awards for 71,500 shares representing 17.9% of the total 398,450 shares granted to all employees in 2011. The aggregate expense to the Company applicable to the November 2011 Equity Awards to the named executive officers is $864,105, which will be expensed over the vesting term of the November 2011 Equity Awards. At least 50% of the November 2011 Equity Awards granted to each of the Named Executive Officers was performance-based.

To enhance the retention value of the Company’s executives, the Committee requires that certain of the Company’s senior executives hold for at least one year stock received upon exercise of vested stock options, unless the executive already owns a number of shares at least equivalent to the shares to be sold by the executive on exercise of options.

Equity Award and Incentive Plan

On May 18, 2011, stockholders approved the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated (as amended, the “Plan”).

Summary of the Plan

The following description of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan.

Shares Available.  Subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events, the maximum number of shares available under the Plan is 1,530,000, (the “Previous Plan”) reduced by shares subject to awards granted under the Plan, and granted under the previous 2002 Equity Award and Incentive Plan after December 31, 2010, by (i) 1.60 shares for each share subject to awards other than stock options and SARs and (ii) one (1) share for each share subject to awards of stock options and SARs.  Shares subject to awards under the Plan, and after December 31, 2010 under the Previous Plan, that are cancelled, expired, forfeited, settled in cash, or otherwise terminated without delivery of shares to a participant, and shares tendered or withheld for tax withholding for awards other than stock options and SARs, will be added back to the shares available under the Plan as 1.60  shares for each share that is cancelled, expires, forfeited, settled in cash, otherwise terminated, or tendered or withheld.

The following shares will not be added to the shares available under the Plan: (i) shares subject to awards under the Plan, and shares subject to awards after December 31, 2010, under the Previous Plan that are tendered or withheld by us in payment of the exercise price of stock options and SARs, (ii) shares subject to awards under the Plan, and shares subject to awards after December 31, 2010 under the Previous Plan, that are tendered or withheld by us for tax withholding with respect to stock options and SARs), (iii) shares subject to SARs under the Plan, and shares subject to awards after December 31, 2010 under the Previous Plan, that are not issued in connection with the stock settlement of SARs, and (iv) shares reacquired by us after December 31, 2010 using cash proceeds from the exercise of stock options.

Shares subject to awards granted in substitution for awards of a company or business acquired by the Company or a subsidiary or affiliate will not count against the number of shares available under the Plan.  In addition, shares remaining available under a plan approved by stockholders of a company acquired by the Company or a subsidiary or affiliate (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards to employees of the acquired company under the Plan and will not reduce the shares available under the Plan. Shares delivered under the Plan may be either newly issued or treasury shares.

Limitation on Awards.  The Plan includes limitations on awards to any one participant in order to qualify awards as performance-based compensation that is not subject to the limitation on deductibility under Code Section 162(m).  Under this per-person limitation, no Participant may (i) be granted more than 1,000,000 shares subject to stock options or SARs in any 12-month period, (ii) earn for each 12 months in the vesting or performance period more than 500,000 shares for awards other than stock options and SARs that are intended to satisfy the performance-based compensation exception and are denominated in shares, and (iii) earn for each 12 months in the vesting or performance period more than $5,000,000 for awards other than stock options and SARs that are intended to satisfy the performance-based compensation exception and are denominated in cash. The share limitations are subject to adjustment for splits and other extraordinary corporate events.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Eligibility.  Executive officers and other employees of the Company and its subsidiaries and affiliates, and independent directors, consultants and others who provide substantial services to the Company and its subsidiaries and affiliates, are eligible to be granted awards under the Plan.  In addition, any person who has been offered employment by the Company or a subsidiary or affiliate may be granted awards, but such prospective employee may not receive any payment or exercise any right relating to the award until he or she has commenced employment.

Administration.  The Plan is administered by the Compensation Committee, except that the Board of Directors (“Board”) may appoint any other committee to administer the Plan and may itself act to administer the Plan.  The Board must perform the functions of the Committee for purposes of granting awards to independent directors.  (References to the “Committee” in this discussion mean the Committee or the full Board exercising authority with respect to a given award.) Subject to the terms and conditions of the Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations which may be necessary or advisable for the administration of the Plan.

The Committee may delegate to officers or managers of the Company or a subsidiary or affiliates (or committees thereof) the authority to take action on behalf of the Committee pursuant to the Plan, to the extent that the delegation will not result in loss of the exemptions under Section 16 of the Exchange Act and Code Section 162(m).  Nothing in the Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers.  The Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.

Stock Options and SARs.  The Committee is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options (“Non-Qualified Stock Option”), and SARs entitling the participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR.  The exercise price of a stock option and the grant price of an SAR are determined by the Committee, but may not be less than the fair market value of the shares on the date of grant.  The maximum term of each stock option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or upon the occurrence of other events, are fixed by the Committee, subject to a restriction that no stock option or SAR may have a term exceeding ten years.  At the discretion of the Committee, stock options may be exercised by payment of the exercise price in cash, shares or broker-assisted cashless exercise procedures.  Methods of exercise and settlement and other terms of SARs will be determined by the Committee.

No Repricing.  The Plan prohibits the repricing of stock options and SARs (other than to reflect stock splits, stock dividends, large, special and non-recurring dividends or other distributions, and other extraordinary events, or in connection with a change-in-control of the Company) unless stockholder approval is obtained. For purposes of the Plan, a "repricing" means a reduction in the exercise price of a stock option or the grant price of a SAR, the cancellation of a stock option or SAR in exchange for cash or another award, or any other action with respect to a stock option or SAR that could be characterized as a repricing under New York Stock Exchange rules.

Restricted Stock and Deferred Stock Units.  The Committee is authorized to make awards of restricted stock and deferred stock units.  Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment or failure to achieve performance goals.  The restricted period is established by the Committee but may not be less than one year.  An award of restricted stock entitles the Participant to all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon (except if the award vests based on the achievement of performance goals; see “Dividends and Dividend Equivalents” below), unless otherwise determined by the Committee.

Deferred stock units give participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the award in the event of termination of employment under certain circumstances prior to the end of a specified period (which need not be the same as the deferral period).  Awards of deferred stock units shall be made in a manner consistent with Code Section 409A.  An award of deferred stock units will specify (1) permissible payment events, i.e., separation from service, death, disability, a specified time or pursuant to a fixed schedule; a change-in-control of the Company or an unforeseeable emergency, (2) the date on which payment shall be made or begin and (3) the form of payment (i.e. in a lump-sum or installments).  If the Committee determines that the participant is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)(D), payments or deliveries of shares or other consideration in satisfaction of an award of deferred stock units may not be made until six months after the participant’s separation from service from the Company and all subsidiaries.

Bonus Shares, and Awards in Lieu of Cash Obligations.  The Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of the Company’s obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-Based Awards.  The Committee may grant performance awards denominated as a cash amount, a number of shares or other awards that may be earned based on achievement of performance goals consisting of one or more business criteria and a targeted performance level with respect to such criteria.  The Committee may also require satisfaction of performance goals as a condition of other awards being granted or becoming exercisable or settleable under the Plan.  If so determined by the Committee, to satisfy the limitations on deductibility under Code Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to named executives will be selected from among the following: (1) revenues; (2) operating profit, earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, non-cash stock-based compensation or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on net assets, return on investment, return on capital, return on invested capital, or return on equity; (5) cash flow, free cash flow, cash flow per share, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic profit or economic value added models or equivalent metrics; (8) operating margin or gross margin; (9) stock price, comparisons with various stock market indices, or total stockholder return; (10) financial ratios, including those measuring liquidity, activity, profitability or leverage; (11) financing and other capital raising transactions; (12) working capital levels (or components thereof); and (13) strategic business criteria, consisting of one or more objectives such as market penetration, market share, geographic business expansion goals, cost targets, expense targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, in-licensing and out-licensing of intellectual properties, and goals relating to acquisitions, strategic partnerships, or divestitures.

The Committee may specify that any such criteria will be measured before or after extraordinary or nonrecurring items, before or after service fees, or before or after payments of awards under the Plan.  The Committee may set the levels of performance required in connection with performance awards as fixed amounts, goals relative to performance in prior periods, goals compared to the performance of one or more comparable companies or an index covering multiple companies, or compared to industry statistics.

Other Terms of Awards.  Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee.  The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest on any deferred amounts.  The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the Plan.  The Committee may condition awards on the payment of taxes such as in cash or by withholding a portion of the shares or other property to be distributed or by receiving previously acquired shares or other property surrendered by the participant in order to satisfy tax obligations.

Dividends; Dividend Equivalents.  Dividends on restricted stock that vests based on the achievement of performance goals must either not be paid, or be accumulated subject to the same restrictions and forfeiture risk as the restricted stock to which they relate and be paid when the restrictions and forfeitures lapse. Awards of deferred stock units may provide for dividend equivalents with respect to dividends on the shares subject to the award (either payable on a current basis, deferred, or credited as additional deferred stock units), provided that dividend equivalents on awards that vest based on the achievement of performance goals must either not be paid, or be accumulated subject to the same restrictions and forfeiture risk as the deferred stock units to which they relate and be paid when the restrictions and forfeitures lapse.

Vesting, Forfeitures, and Acceleration.  The Committee may, in its discretion determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the Awards, the post-termination exercise periods of stock options and SARs, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.  In addition, the Plan provides that, in the event of a change-in-control, outstanding non-performance based awards that are assumed or substituted for by the successor company (or continued by the Company if it is the ultimate parent corporation) will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse if the participant’s employment terminates within 24 months following the change-in-control (or such other period set forth in the award agreement), unless otherwise provided by the Committee.  If outstanding non-performance based awards are not assumed, substituted for or continued, on the change-in-control date the awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse.  In the event of a change-in-control, to the extent specified in the award agreement, either (i) the goals under outstanding performance-based awards will be deemed to be met (in full or pro rata), or (ii) the awards will be converted into restricted stock or deferred stock units, based on achievement of the goals through the change-in-control date or based on target performance (full or pro rata) and vest based on continued service with the Company and as provided in the prior two sentences.

The Committee may in the event of a change-in-control (i) permit participants to elect to receive a cash payment in lieu of the shares subject to the award equal to (x) for stock options and SARs, the difference between the Change-in-Control Price and the exercise or grant price of the award, and (y) for other share awards the Change-in-Control Price, multiplied by the shares subject to the award; and (ii) cancel stock options and SARs in exchange for a payment in cash, stock or other property equal to the difference between the Change-in-Control Price and the exercise or grant price of the award multiplied by the shares subject to the award, including mandatory cancellation without payment if the exercise or grant price is less than the Change-in-Control Price (unless otherwise provided in the award agreement).

A change-in-control means (except as otherwise provided in an award agreement) (i) a change in ownership of the Company where any person or group acquires more than 50% of the voting power or fair market value of the Company’s securities; (ii) a change in the effective control of the Company which results from the acquisition by one or more persons acting as a group of 30% or more of the total voting power of the Company’s voting securities or replacement of a majority of the Board’s membership during any 12-month period by directors not endorsed by a majority of the Board before appointment or election; or (iii) a change in the ownership of a substantial portion of the assets of the Company which results from the acquisition by one or more persons acting as a group of all or substantially all of the Company’s assets.

Nontransferability of Awards.  Awards under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or the laws of descent and distribution, or to a designated beneficiary on the participant's death.  The Committee may provide that a participant may transfer an award to certain family members, family trusts, or other family-owned entities, or for charitable donations under such terms and conditions determined by the Committee.

Clawback.  The Committee may cancel outstanding awards and require the participant to repay to the Company all or a portion of the gain realized on the exercise of stock options or SARs and the value of other awards in the event of a restatement of the Company’s financial statements, or if the participant provides services to a business that competes with the Company’s business, discloses confidential information, engages in activity resulting in termination of service for cause or engages in other conduct that is determined to be injurious, detrimental or prejudicial to the Company.

Amendment and Termination of the Plan.  The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant awards thereunder without stockholder approval unless stockholder approval is required by law, regulation, or stock exchange rule.  Under these provisions, stockholder approval will not necessarily be required for amendments that might increase the cost of the Plan. Stockholder approval is required for any amendment which may (a) increase the maximum number of shares of stock covered by the Plan or change the class of employees who are eligible to receive awards under the Plan; (b) reduce the exercise price or grant price for stock options or SARs below the fair market value of the shares on the date of the grant of such stock options or SARs, or cancel any stock options or SARs in exchange for cash or another award; (c) extend beyond 10 years from the date of the grant the period within which any award may be exercised; (d) extend the period beyond the termination date of the Plan during which awards may be granted; or (e) increase the limits on awards to a participant that are intended to qualify as performance-based compensation under Code section 162(m).

It should be noted that the Board may at any time and from time to time, without approval of stockholders, unless required by applicable law, rule or regulation, amend the Plan including but not limited to, any amendments necessary to comply with Section 409A of the Code and any regulations or other guidance thereunder.  Except as set forth in any award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all award recipients, no amendment of the Plan may materially and adversely affect any outstanding award under the Plan without the award recipient’s consent.

No awards may be made after the tenth anniversary of the effect date of the Plan, which was May 18, 2011.  Unless earlier terminated, the Plan will terminate at such time that no shares reserved under the Plan remain available and the Company has no further rights or obligations with respect to any outstanding award.

Federal Income Tax Implications of the Plan

The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Plan.

In general, an employee to whom a Non-Qualified Stock Option is granted will recognize no income at the time of the grant of such option. Upon exercise of a Non-Qualified Stock Option, an employee will recognize ordinary income in an amount equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price of the Option.  (Special rules may apply in the case of an employee who is subject to Section 16(b) of the Exchange Act.) The tax basis of such shares to such employee will be equal to the Option Price paid plus the amount includable in the employee‘s gross income, and the employee’s holding period for tax treatment for such shares will commence on the day on which the employee recognizes taxable income in respect of such shares.  Subject to applicable provisions of the Code, and regulations thereunder, including those under Section 162(m) of the Code, the Company will generally be entitled to federal income tax deduction in respect of Non-qualified Stock Options in an amount equal to ordinary income recognized by the employee. Any compensation includable in the gross income of an employee in respect of a Non-Qualified Stock Option will be subject to appropriate withholding of federal income and employment taxes.

In general, an employee to whom DSUs are granted will recognize no income at the time of the grant of such DSUs. Upon conversion of DSUs to Common Stock, an employee will recognize ordinary income in an amount equal to the fair market value of the shares on the date of conversion. (Special rules may apply in the case of an employee who is subject to Section 16(b) of the Exchange Act.) The tax basis of such shares to such employee will be equal to the fair market value of the shares on the date of conversion and the employee’s holding period for tax treatment for such shares will commence on the day on which the employee recognizes taxable income in respect of such shares. Subject to applicable provisions of the Code, and regulations thereunder, including those under Section 162(m) of the Code, the Company will generally be entitled to federal income tax deduction in respect of DSUs in an amount equal to ordinary income recognized by the employee. Any compensation includable in the gross income of an employee in respect of DSUs will be subject to appropriate withholding of federal income and employment taxes.

Under certain circumstances, the accelerated vesting or the cashout of Options or DSUs in connection with a change-in-control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code.  To the extent it is so considered, the employee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

Section 162(m) of the Code limits the Company’s tax deduction to $1 million per year for compensation paid in a given year to the Chief Executive Officer and the three highest compensated executive officers other than the Chief Executive Officer at the end of the Company’s fiscal year (other than the Chief Financial Officer).  According to the Code and corresponding regulations, compensation that is based on attainment of pre-established, objective performance goals and complies with certain other requirements will be excluded from the $1 million dollar deduction limitation.  The Company’s policy is to structure compensation awards for covered executives that will be fully deductible where doing so will further the purposes of the Company’s executive compensation programs.  However, the Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company’s success, even where compensation payable under such programs may not be fully deductible. In 2011, all cash compensation paid to our named executive officers was deductible.

As a condition to the grant, the Compensation Committee may require each employee to whom Non-Qualified Stock Options or DSUs have been granted to agree to pay to the Company, or make arrangements satisfactory to the Company, regarding the payment of Federal, state or local taxes of any kind required to be withheld.  The Company also has the right, to the extent permitted or required by law, to deduct from any payment of any kind otherwise due the employee, Federal, state or local taxes of any kind required by law to be withheld.

The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Non-Qualified Stock Options, DSUs or the Company or to describe tax consequences based on particular circumstances, and does not address the tax consequences of awards other than Non-Qualified Stock Options or DSUs, or state or local tax consequences.  It is based on current federal income tax law and other authorities, which are subject to change at any time.

Equity Compensation Plan Information

The following table sets forth aggregated information about the Company’s compensation plan (the Plan) under which equity securities of the Company are authorized for issuance as of December 31, 2011:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,179,783	$20.46	1,627,842
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,179,783	$20.46	1,627,842

As of December 31, 2011, there were 3,807,625 shares reserved for issuance under the Plan, including (i) 1,810,650 outstanding stock options (with a weighted average exercise price of $21.46 and a weighted average remaining term of 3.8 years), (ii) 369,133 shares to be issued pursuant to deferred stock units, and (iii) 1,627,842 shares remained available for future issuance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes the number of shares of Common Stock underlying outstanding option and stock awards held by each named executive officer as of December 31, 2011:

	Option Awards						Stock Awards
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares Underlying DSUs That Have Not Vested		Equity Incentive Plan Awards: Market Value at December 31, 2011 of Unearned Shares Underlying DSUs That Have Not Vested

Fredric M. Zinn	12,000	3,000	-		$31.11	11/14/13	-	$-	-		$-
	12,000	8,000	-		$10.09	11/12/14	-	$-	-		$-
	6,400	9,600	-		$19.49	11/18/15	-	$-	-		$-
	5,600	22,400	-		$19.67	11/29/16	-	$-	-		$-
	-	-	-		-	-	-	$-	14,000	(2)	$343,420	(2)

Joseph S. Giordano III	9,600	2,400	-		$31.11	11/14/13	-	$-	-		$-
	6,000	4,000	-		$10.09	11/12/14	-	$-	-		$-
	4,000	6,000	-		$19.49	11/18/15	-	$-	-		$-
	3,000	12,000	-		$19.67	11/29/16	-	$-	-		$-
	-	-	-		$-	-	-	$-	3,750	(2)	$91,988	(3)
	-	-	-		$-	-	3,750	$91,988	-		$-

Jason D. Lippert	16,000	4,000	-		$31.11	11/14/13	-	$-	-		$-
	1,000	12,000	-		$10.09	11/12/14	-	$-	-		$-
	6,400	9,600	-		$19.49	11/18/15	-	$-	-		$-
	5,600	22,400	-		$19.67	11/29/16	-	$-	-		$-
	-	14,000	-		$23.17	11/15/17	-	$-	-		$-
	-	-	14,000	(3)	$23.17	11/15/17	-	$-	-		$-

Scott T. Mereness	16,000	4,000	-		$31.11	11/14/13	-	$-	-		$-
	7,300	9,200	-		$10.09	11/12/14	-	$-	-		$-
	4,800	7,200	-		$19.49	11/18/15	-	$-	-		$-
	4,400	17,600	-		$19.67	11/29/16	-	$-	-		$-
	-	11,000	-		$23.17	11/15/17	-	$-	-		$-
	-	-	11,000	(3)	$23.17	11/15/17	-	$-	-		$-

(1)	Option and DSU awards that vest 20% per year on the first through the fifth anniversaries of the respective grant date, and options expire six years after grant.

(2)	DSUs issued in lieu of stock options that vest based on achievement of specified performance conditions. See “2011 Executive Performance and Compensation”.

(3)	Options that vest based on achievement of specified performance conditions. See “2011 Executive Performance and Compensation”.

OPTION EXERCISES AND STOCK VESTED

The following table presents the value realized by the named executive officers on exercise of options in 2011:

(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise	Number of Shares Acquired On Vesting	Value Realized on Vesting

Fredric M. Zinn(1)	-	$-	106,386	$2,609,649

Jason D. Lippert	11,000	$154,260	-	$-

Scott T. Mereness	6,500	$95,182	-	$-

(1)
Although Mr. Zinn vested in these DSUs at December 31, 2011, they will not be converted into shares of Common Stock until March 15, 2015 when the deferral period ends. On December 28, 2010, a special dividend of $1.50 per share of the Company’s Common Stock was paid to stockholders of record as of December 20, 2010. In this connection, outstanding deferred stock unit awards were credited with additional deferred stock units equal to $1.50 for each outstanding deferred stock unit, subject to vesting of the original award. Because Mr. Zinn earned the full award of 100,000 shares, the additional 6,386 deferred stock units were also fully earned.

NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains an Executive Non-Qualified Deferred Compensation Plan (the “Deferral Plan”). The Company does not make any contributions to the Deferral Plan but is responsible for certain costs of administration, which are not significant. Pursuant to the Deferral Plan, certain of the named executive officers are eligible to defer all or a portion of their earned base salary and incentive compensation. The Deferral Plan participant is fully vested in all deferred compensation and earnings credited to his or her account because the participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from the Company’s general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.

The Deferral Plan participant’s account is deemed invested (not actually invested) among various deemed investment alternatives selected by the participant. The Company has elected to invest a portion of the compensation deferred by the participant in life insurance policies for the benefit of the Company. The investments within these life insurance policies track the deemed investments selected by the participant in order to generate the funds needed to make payments to the participants. The deemed investments selected by the participant determine the amount of earnings and losses that are credited to the participant’s account.

The following table summarizes activity in the Deferral Plan by those named executive officers who participated:

(a)	(b)	(c)	(d)	(e)
Name	Executive Contributions in 2011(1)	Aggregate Earnings in 2011(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011

Fredric M. Zinn	$45,400	$(7,805)	$-	$108,692	(3)

Jason D. Lippert	$571,955	$(114,658)	$-	$1,549,553	(4)

Scott T. Mereness	$-	$(1,603)	$-	$22,560	(5)

(1)	Amounts in column (b) of this table have been included in columns (c) or (g) of the Summary Compensation Table.

(2)	Amounts in column (c) of this table, which represent earnings or losses on the executives’ contributions, have not been included the Summary Compensation Table.

(3)	Includes cumulative contributions by the participant of $106,400 that have been included in the Summary Compensation Table, as well as cumulative earnings of $2,292.

(4)	Includes cumulative contributions by the participant of $1,770,280 that have been included in the Summary Compensation Table, as well as cumulative loss of $220,727.

(5)
Includes cumulative contributions by the participant of $345,621 that have been included in the Summary Compensation Table, as well as cumulative loss of $110,321 and cumulative withdrawals of $212,740.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL

Acceleration of Equity Awards

Pursuant to the Plan, in the event of a change-in-control (as defined in the Plan), death or disability, all unexercisable equity awards, including those held by the named executive officers, will become fully exercisable and vested, except to the extent granted pursuant to long-term incentive plans which would vest pro-rata. See “Equity Award and Incentive Plan – Vesting, Forfeitures and Acceleration”.

Termination of Employment

-	Fredric M. Zinn, President and CEO of the Company

-	Jason D. Lippert, Chairman and CEO of Lippert Components and Kinro

-	Scott T. Mereness, President of Lippert Components and Kinro

-	Joseph S. Giordano III, CFO and Treasurer

In connection with the 2012 employment and compensation arrangements, the Company entered into separate “double-trigger” Change-in-Control Agreements (the “Agreements”) with each of Messrs. Zinn, Giordano, Lippert and Mereness (individually, the “Executive”). The Agreements, as amended, provide for severance payable upon a Company-initiated termination or a voluntary termination, within one year following, or 120 days prior to, a change-in-control, or a termination initiated by the Executive with good reason (defined as a reduction in the Executive’s compensation or a material change in the Executive’s authority and duty) within six months following a change-in-control. Change-in-control includes acquisition of 30% or more of the Company’s voting securities, or a merger resulting in a change in voting control of more than 50% of the voting power of the Company’s existing securities, or liquidation of the Company. The Agreements provide that the Executive will receive his then effective salary, plus the average bonuses and long-term incentive compensation paid for the prior three years, for a period of two years if he is involuntarily terminated or voluntarily terminates for good reason, or one year if he voluntarily terminates without good reason, subject to certain adjustments, and certain other benefits. During the period for which the Executive would receive such severance payments, the payments will be reduced by any compensation and benefits received by the Executive from other employment or consulting activities for or on behalf of the person or entity, or their affiliates, who consummated the change in control.

In accordance with the employment and compensation arrangements with the Executives effective January 1, 2012:

(i)
If on account of physical or mental disability the Executive does not perform his duties for a continuous period of six months, the Company may, upon 30 days notice, terminate the Executive’s employment. For one year after termination, the Executive will receive the difference between the sum of his base salary over the amount of disability payments received, and other benefits in accordance with the Agreement. The Executive will also receive annual and long-term incentive compensation, proportionately with respect to the period prior to the date of termination.

(ii)
In the event of the Executive’s death, the Executive’s heir or designee will be entitled to the base salary and benefits which the Executive would have received for the period ending one year from the date of death, and annual and long-term incentive compensation, proportionately with respect to the period prior to the date of death.

(iii)
In the event the Company terminates Mr. Zinn’s employment for other than “cause”, or the Company relocates its corporate office and Mr. Zinn terminates his employment, he will receive his base salary and benefits for two years from the date of termination, all unvested stock-based awards shall become fully vested, except for long-term performance-based awards, and he will receive annual and long-term incentive compensation, proportionately with respect to the period prior to the date of termination.

(iv)
In accordance with the employment and compensation arrangements with Messrs. Lippert and Mereness, in the event the Company terminates their employment at any time during the last two years of the three-year term for other than “cause”, they will receive their base salary and benefits for two years from the date of termination, all unvested stock-based awards shall become fully vested, except for long-term performance-based awards, and they will receive annual and long-term incentive compensation proportionately with respect to the period prior to the date of termination.

(v)
In the event the Company terminates the Mr. Giordano’s employment for other than “cause”, or the Company relocates its corporate office and Mr. Giordano terminates his employment, Mr. Giordano will receive his base salary and the benefits for one year from the date of termination, all unvested stock-based awards shall become fully vested, except long-term performance-based awards, and he will receive annual and long-term incentive compensation, proportionately with respect to the period prior to the date of termination.

Based on the employment and compensation arrangements in effect as of January 1, 2012 and assuming a hypothetical termination date of December 31, 2011, including the price of the Company’s Common Stock on that date, the benefits on termination or change-in-control for our named executive officers would have been as follows:

Name / Benefit	Change-in-Control Involuntary Termination	Change-in-Control Voluntary Termination	Involuntary Termination Due to Disability (2)	Involuntary Termination Due to Death	Involuntary Termination Without Cause
Fredric M. Zinn
Base salary	$1,480,000	$740,000	$740,000	$740,000	$1,480,000
Annual bonus	448,124	224,062	-	-	-
Long-term incentive bonus	1,635,333	817,667	-	-	-
Other benefits	52,534	26,267	34,518	25,873	72,134
Acceleration of unvested equity	616,188	616,188	616,188	616,188	616,188
Total Benefits(1)	$4,232,179	$2,424,184	$1,390,706	$1,382,061	$2,168,322

Joseph S. Giordano III
Base salary	$600,000	$300,000	$300,000	$300,000	$300,000
Annual bonus	254,812	127,406	-	-	-
Other benefits	89,714	44,867	53,117	53,117	54,667
Acceleration of unvested equity	330,295	330,295	330,295	330,295	330,295
Total Benefits	$1,274,841	$802,568	$683,412	$683,412	$684,962

Jason D. Lippert
Base salary	$1,600,000	$800,000	$800,000	$800,000	$2,400,000
Annual bonus	2,057,786	1,028,893	-	-	-
Other benefits	15,498	7,749	16,713	16,713	52,647
Acceleration of unvested equity	368,608	368,608	368,608	368,608	368,608
Total Benefits(1)	$4,041,892	$2,205,250	$1,185,321	$1,185,321	$2,821,255

Scott T. Mereness
Base salary	$1,100,000	$550,000	$550,000	$550,000	$1,650,000
Annual bonus	1,234,672	617,336	-	-	-
Other benefits	13,884	6,942	15,906	15,906	50,226
Acceleration of unvested equity	284,592	284,592	284,592	284,592	284,592
Total Benefits(1)	$2,633,148	$1,458,870	$850,498	$850,498	$1,984,818

(1)
Deferred Compensation balances are not included above as the Deferral Plan participant is fully vested in all deferred compensation and earnings credited to his or her account because the participant has made all the contributions.

(2)	Amounts payable by the Company will be reduced by the disability payments received by the Executive.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to independent directors during 2011:

(a)	(b)		(c)	(d)		(e)		(f)
Name	Fees Earned or Paid in Cash		Stock Awards(2)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total

Leigh J. Abrams	$49,750		$120,021	$117,228	(3)	$30,000	(4)	$316,999
Edward W. Rose, III	$102,925	(1)	$120,021	$-		$30,000	(4)	$252,946
James F. Gero	$108,531	(1)	$120,021	$-		$-		$228,552
Fredrick B. Hegi, Jr.	$101,200	(1)	$120,021	$-		$-		$221,221
David A. Reed	$104,500		$120,021	$-		$-		$224,521
John B. Lowe, Jr.	$100,769	(1)	$120,021	$-		$-		$220,790
Brendan J. Deely	$28,656		$120,021	$-		$-		$148,677
	$596,331		$840,147	$117,228		$60,000		$1,613,706

(1)
Represents the value, as of the date earned, of DSUs issued in lieu of cash compensation in payment of directors’ fees. To encourage our directors’ long-term ownership of the Common Stock of the Company, the Plan provides that independent directors may elect to accept DSUs in lieu of cash compensation in payment of directors’ fees. The number of DSUs, credited at the fair market value of the stock on the date earned, is equivalent to 115% of the earned fee. The DSUs are distributed in the form of shares of Common Stock of the Company at the end of the deferral period selected by the director, subject to earlier distribution upon death, disability, or certain changes-in-control of the Company. Until shares representing the deferred stock are distributed, the director does not have any rights of a stockholder of the Company with respect to such shares, other than to receive dividends in DSUs if dividends are issued to stockholders.

(2)
In November 2011, each independent director was granted 5,180 restricted shares of the Company’s Common Stock in lieu of stock options. The fair value was $23.17 per share, the closing price on the day before the grant. The closing price on the grant date was $23.46. Shares of restricted stock are not transferable until the first anniversary of the grant date. Shares of restricted stock entitle the holder to all rights of a stockholder, including the right to vote and to receive any dividends.

(3)
Performance-based incentive compensation for 2011 earned in connection with the Executive Compensation and Benefits Agreement for the period January 1, 2009 through March 31, 2011, the last period Mr. Abrams was entitled to receive incentive compensation.

(4)	Supplemental restricted bonus. See “Compensation Discussion and Analysis – Other Compensation Programs – Supplemental Restricted Bonus”.

Discussion of Director Compensation

Directors who are employees of the Company do not receive additional fees or other compensation for serving as directors. The following table sets forth the annual retainers and meeting fees for the independent directors during 2011:

	Chairman of the Board		Lead Director or Committee Chairman		Other Directors
Annual Retainer(1):
Board of Directors	$50,000	(2)	$56,500	(3)	$32,500
Audit Committee	$-		$15,000		$-
Compensation Committee	$-		$5,000	(4)	$-
Corporate Governance and Nominating Committee	$-		$5,000	(4)	$-

Meeting Fees(1):
Board of Directors	$1,750		$2,500		$1,500
Audit Committee	$-		$3,000		$2,500
Compensation Committee	$-		$2,000		$1,500
Corporate Governance and Nominating Committee	$-		$2,000		$1,500

(1)	The annual retainer and meeting fees for all directors in 2011 was unchanged from 2010.

(2)	To increase to $115,000 in 2012.

(3)	To increase to $57,500 in 2012.

(4)	To increase to $15,000 in 2012.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company serves on the Compensation Committee and there are no “interlocks”, as defined by the SEC.

TRANSACTIONS WITH RELATED PERSONS

The Company currently has approximately 4,500 employees and seeks to employ the most qualified candidates. Consequently, the Company does not preclude the hiring of family members of incumbent directors and executive officers. The compensation of each of the following employees was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

During 2011, the Company employed at Lippert Components Jason D. Lippert, as Chairman and Chief Executive Officer, who received total salary and incentive compensation of $1,582,337 (see “Compensation Discussion and Analysis” and Summary Compensation Table), and Jarod Lippert, Director of Marketing and Media, who received salary and bonus of $99,866. Jason D. Lippert and Jarod Lippert, brothers, have been employed by Lippert Components in excess of eighteen and ten years, respectively.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s written Guidelines for Business Conduct, applicable to all directors, officers and management-level employees, provides that any interests or activities of a director, officer or applicable employee that could, or could appear to, create a conflict of interest must be disclosed by a director or officer of the Company to the Chief Executive Officer of the Company, or by an officer or management-level employee of any of our subsidiaries to the chief executive officer of the subsidiary with which the person is employed. If the chief executive officer of the subsidiary determines that a waiver of the conflict of interest may be appropriate, a written waiver must be obtained from the Chief Executive Officer of the Company upon approval of our Audit Committee. If the Chief Executive Officer of the Company determines that a waiver may be appropriate for a director or officer of the Company, he must obtain approval of the Audit Committee. A conflict of interest exists if the director, officer or applicable employee has any interests or activities outside the Company that he or she could benefit from to the detriment of the Company, or that could, or could appear to, influence his or her actions on behalf of the Company.

Indemnification

Section 145 of the Delaware General Corporation Law empowers a domestic corporation to indemnify any of its officers, directors, employees or agents against expenses, including reasonable attorney’s fees, judgments, fines and amounts paid in settlement which were actually and reasonably incurred by such person in connection with any action, suit or similar proceeding brought against them because of their status as officers, directors, employees or agents of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. If the claim was brought against any such person by or in the right of the Company, the Company may indemnify such person for such expenses if such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Company, except no indemnity shall be paid if such person shall be adjudged to be liable for negligence or misconduct unless a court of competent jurisdiction, upon application, nevertheless permits such indemnity (to all or part of such expenses) in view of all the circumstances.

The Company’s Restated Certificate of Incorporation provides that the Company may indemnify its officers, directors, employees or agents to the full extent permitted by Section 145 of the Delaware General Corporation Law. Accordingly, no director of the Company is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has Indemnification Agreements with each of its directors and executive officers (and the executive officers of its subsidiaries, Lippert Components and Kinro). The agreements incorporate into contract the Company’s existing obligations for indemnification and advancement of indemnifiable expenses which currently are included in the Company’s Restated Certificate of Incorporation and Amended By-laws, and as provided by Section 145 of the Delaware General Corporation Law. Management believes that it is in the best interests of the Company to make service to the Company more attractive to existing and prospective directors and executive officers by virtue of the security afforded by contract.

Proposal 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Act requires that the Company seek a non-binding advisory vote from its stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Our executive compensation policy is designed to enable the Company to attract, motivate and retain highly-qualified senior executives by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards executives for achieving specified financial goals. Our performance-related awards are structured to link a substantial portion of our executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contribution, as well as overall business results, and to align executive and stockholder interests. Accordingly, we rewarded performance in excess of pre-established targets of earnings, return on assets, and profit growth in excess of a multiple of industry growth, and we avoided establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations. A significant portion of the total compensation paid to our named executive officers is in the form of long-term equity.

We are requesting stockholder advisory approval of the compensation paid to our named executive officers as disclosed in this Proxy Statement, including the disclosures under “Executive Compensation-Compensation Discussion and Analysis,” the compensation tables, and the related information and discussion. The vote is intended to address the overall compensation paid to our named executive officers and the policies and practices described in this Proxy Statement.

The vote is advisory and therefore not binding on the Company or the Compensation Committee or the Board of Directors. However, we value the opinions of our stockholders, and we will carefully consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

For the reasons stated, the Board of Directors recommends a vote FOR the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related information and discussion, is hereby APPROVED.”

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required for advisory approval of the foregoing non-binding resolution.

In light of the voting results with respect to the frequency of stockholder votes on executive compensation, following the Annual Meeting of Stockholders on May 18, 2011 the Company’s Board of Directors decided that the Company will hold an annual advisory vote on compensation of named executive officers until the next stockholder advisory vote on frequency of stockholder votes on compensation of executives.

Proposal 3. APPOINTMENT OF AUDITORS

It is proposed that the stockholders ratify the appointment by the Board of Directors of KPMG LLP as independent auditors for the purpose of auditing and reporting on the consolidated financial statements and internal control over financial reporting of the Company for the year ending December 31, 2012. KPMG LLP is an independent registered public accounting firm. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on May 24, 2012 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to ratify the appointment of KPMG LLP.

The Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2012.

Fees for Independent Auditors

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees:
Consists of fees billed for professional services rendered for the annual audit of the Company’s financial statements and for the reviews of the interim financial statements included in the Company’s Quarterly Reports	$928,000	$976,500
Audit-Related Fees:
Consists primarily of fees billed for assistance with regulatory filings and other audit related services and filings	$18,000	$18,000
Tax Fees:
Consists of fees billed for tax planning and compliance, assistance with the preparation of tax returns, tax services rendered in connection with acquisitions made by the Company and advice on other tax related matters	$55,135	$11,530
All Other Fees:
Other Services	$-	$-
Total All Fees	$1,001,135	$1,006,030

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

In making its recommendation to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012, the Audit Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the meeting is that set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the form of Proxy solicited from holders of the Common Stock to vote the Proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

All proposals which stockholders of the Company desire to have presented at the Annual Meeting of Stockholders to be held in May 2013 must be received by the Company at its principal executive offices on or before December 31, 2012.

By Order of the Board of Directors

LEIGH J. ABRAMS

Chairman of the Board of Directors

April 12, 2012

*** Exercise Your *Right* to Vote ***

DREW INDUSTRIES INCORPORATED

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 28, 2012
Date: May 24, 2012 **Time:** 9:00 AM CST
Location: Renaissance Dallas Hotel
2222 Stemmons Freeway
Dallas, Texas 75207

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report 2. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 10, 2012 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "*legal proxy.*" To do so, please follow the instructions at *www.proxyvote.com* or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

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Voting items

1. Election of Directors

Nominees

01	Edward W. Rose, III	02	Leigh J. Abrams	03	Fredric M. Zinn	04	James F. Gero	05	Frederick B. Hegi, Jr.
06	David A. Reed	07	John B. Lowe, Jr.	08	Jason D. Lippert	09	Brendan J. Deely		

The Board of Directors recommends you vote FOR the following proposal(s):

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If this proxy is executed by the undersigned Stockholder(s), but no direction is made, this proxy will be voted FOR items 1, 2, and 3.

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INDUSTRIES INCORPORATED

DREW INDUSTRIES INCORPORATED
200 MAMARONECK AVENUE
WHITE PLAINS, NY 10601

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Edward W. Rose, III	02 Leigh J. Abrams	03 Fredric M. Zinn	04 James F. Gero	05 Frederick B. Hegi, Jr.
06 David A. Reed	07 John B. Lowe, Jr.	08 Jason D. Lippert	09 Brendan J. Deely	

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If this proxy is executed by the undersigned Stockholder(s), but no direction is made, this proxy will be voted FOR items 1, 2, and 3.

0000137206_1 R1.0.0.11699

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

DREW INDUSTRIES INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MAY 24, 2012

The stockholder(s) hereby appoint(s) Fredric M. Zinn and Joseph S. Giordano III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Drew Industries Incorporated that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M., Central Time on May 24, 2012, at the Renaissance Dallas Hotel, 2222 Stemmons Freeway, Dallas, Texas 75207 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF THIS PROXY IS PROPERLY EXECUTED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

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